Exhibit 10.18

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

CORNERSTONE THERAPEUTICS INC.

AND

TARGACEPT, INC.

TABLE OF CONTENTS

Section 1. Definitions		1

1.1	Defined Terms	1

1.2	Terms Defined Elsewhere in this Agreement	9

Section 2. License Grants by Cornerstone		10

2.1	Exclusive License and Covenants Not to Sue	11

2.2	Sublicenses	11

2.3	Feinstein License and Other Licenses	12

2.4	Other Restrictions; Limited Right of First Negotiation and Right of First Refusal	14

2.5	License Limitations	14

Section 3. Transfer of Licensed Know-How and Supply of CTI-[********] and CTI-[********]		15

3.1	Transfer of Licensed Know-How	15

3.2	Supply of CTI-[********] and CTI-[********]	15

Section 4. Development and Commercialization		15

4.1	Commercially Reasonable Efforts	15

4.2	Responsibilities and Costs	17

4.3	Progress Reports	17

Section 5. Payments		17

5.1	Initial Fees	17

5.2	Milestone Payments	17

5.3	Royalties to be Paid by Targacept to Cornerstone	19

5.4	Royalties to be Paid by Cornerstone to Targacept	20

5.5	Royalty Conditions	21

5.6	Payment Terms	21

Section 6. Prosecution, Maintenance, Enforcement and Defense of Licensed Patents		24

6.1	Transfer	24

6.2	Division of Mixed Patents	24

6.3	Prosecution and Maintenance of Field Patents and Mixed Patents	25

6.4	Patent Term Extension	26

6.5	Enforcement and Defense of Licensed Patents	26

6.6	Prosecution, Maintenance, Enforcement and Defense of Excluded Field Patents	28

6.7	Settlements and Recoveries in Patent Actions	28

6.8	Escrow in Certain Circumstances	29

6.9	Feinstein License	29

Section 7. Confidential Information; Non-Disclosure of Agreement; Use of Name		30

7.1	Confidential Information	30

7.2	Non-Disclosure of Agreement	30

7.3	Confidential Information During Term of License	30

7.4	Publications	31

7.5	Confidential Information After Term of License	31

7.6	Disclosure to Feinstein	31

7.7	Use of Name	31

Section 8. Covenants of Cornerstone		31

8.1	Cornerstone Non-Competition Covenant	31

8.2	Acquisition Exemption for Non-Competition Covenants	31

8.3	Prohibition Against Challenging the Licensed Patents	32

8.4	Prohibition re: Non-Feinstein Licensed Patents	32

8.5	Notification of Third party Inventions	32

Section 9. Warranties; Limitations of Liability; Indemnification		32

9.1	Cornerstone Representations and Warranties	32

9.2	Targacept Representations and Warranties	36

9.3	Disclaimer	37

9.4	Acknowledgment of Development Status	37

9.5	Limitation of Liability	37

9.6	Indemnification	38

9.7	Insurance	40

9.8	Bayh-Dole	40

Section 10. Term, Termination and Survival		40

10.1	Term	40

10.2	Termination Based on Certain Events	40

10.3	Termination for Convenience by Targacept	41

10.4	Insolvency	41

10.5	Effects of Certain Terminations	42

10.6	Return of Confidential Information	43

ii

10.7	Right to Sell-Off Inventory	43

10.8	Survival	43

Section 11. General Provisions		44

11.1	Performance by Contract Service Providers	44

11.2	Assignment	44

11.3	Force Majeure	44

11.4	Severability	45

11.5	Amendment; Waiver	45

11.6	Notices	45

11.7	Dispute Resolution	46

11.8	Applicable Law	47

11.9	Further Assurances	47

11.10	Relationship of the Parties; Third Party Beneficiaries	47

11.11	Entire Agreement	47

11.12	Headings	48

11.13	Waiver of Rule of Construction; Interpretation	48

11.14	Execution of Agreement; Counterparts	48

Exhibit A	Feinstein Licensed Patents, classified by Field Patents, [********] Patents and Mixed Patents

Exhibit B	Licensed Patents (Other Than Feinstein Licensed Patents)

Exhibit C	Excluded Field Patents

Schedule 9.1	Exceptions to Representations and Warranties

iii

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”), effective as of the date of signature of the last Party to sign below (the “Effective Date”), is between Cornerstone Therapeutics Inc., a Delaware corporation that was formerly known as Critical Therapeutics, Inc. (“Cornerstone”), and Targacept, Inc., a Delaware corporation (“Targacept”). Cornerstone and Targacept are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

WHEREAS, Cornerstone has been engaged in the development of certain Technology (as defined below) and owns and otherwise controls certain patent rights and know-how with respect thereto;

WHEREAS, Targacept desires to acquire exclusive rights under the Licensed Intellectual Property (as defined below) to exploit Licensed Products (as defined below), as well as certain other rights as described herein; and

WHEREAS, the Parties desire to enter into an agreement pursuant to which Cornerstone will grant such rights to Targacept.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Definitions.

1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement and listed in Section 1.2, for purposes of this Agreement, the following words and phrases and their correlatives shall have the meanings set forth below:

“Affiliate” of an entity means any other entity which (directly or indirectly) is controlled by, controls or is under common control with such first entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity means (i) in the case of a corporate entity, ownership (direct or, if sufficient to direct voting in the election of directors, indirect) of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity, provided that if local law restricts foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

“Annual Net Sales” means aggregate worldwide Net Sales of Licensed Products during any Calendar Year.

“[********] Patents” means all “Limited Right Patent Rights” as defined in the Feinstein License.

“Calendar Quarter” means a consecutive 3-month period beginning on January 1, April 1, July 1 or October 1.

“Calendar Year” means a consecutive 12-month period beginning on January 1 and ending on December 31.

“Confidential Information” shall have the meaning assigned such term in the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidential Disclosure Agreement dated May 14, 2007 between Cornerstone and Targacept.

“Controlled,” when used in reference to (i) Patent Rights or other intellectual property rights means the legal authority or right of a Person to grant a license or sublicense or covenant not to sue with respect to such Patent Rights or other intellectual property rights to another Person or (ii) Technology or tangible materials means to disclose or provide such Technology or tangible materials to such other Person, in each case by ownership, license, sublicense, contract or otherwise, without breaching the terms of any agreement with a Third Party.

“Cornerstone Compounds” means, collectively, CTI-[********], CTI-[********] and all Other Cornerstone Compounds.

“Cornerstone Exemplified Compound Library” means the written list of exemplified pharmaceutical agents identified by chemical formula and structure and acknowledged to be the Cornerstone Exemplified Compound Library by the Parties as of the Effective Date.

“CTI-[********]” means the pharmacological agent identified as such in the Cornerstone Exemplified Compound Library, together with any salt form, polymorph, crystalline form, hydrate, solvate or formulation of such pharmacological agent or any salt form of any of the foregoing.

“CTI-[********]” means the pharmacological agent identified as such in the Cornerstone Exemplified Compound Library, together with any salt form, polymorph, crystalline form, hydrate, solvate or formulation of such pharmacological agent or any salt form of any of the foregoing.

“Excluded Field” means [********] by any means other than by [********] by a pharmacological agent of the activity of a cholinergic receptor (including the neuronal nicotinic alpha-7 (acetylcholine) receptor); provided that [********] via a [********] resulting solely from use of [********] is included in the Excluded Field. Exemplary [********] within the Excluded Field include [********] (such as [********], or as produced by any other [********].

“Excluded Field Patents” means (i) all “Feinstein Patent Rights” as defined in the Feinstein License and (ii) all other Patent Rights licensed as of the Effective Date or during the term of this Agreement to Cornerstone under the Feinstein License, if any, in each case (clauses (i) and (ii)) with respect to each individual “Feinstein Patent Right” or other Patent Right, but only if and for so long as such “Feinstein Patent Right” or other Patent Right applies solely to the Excluded Field (it being understood that, if and at such time as an Excluded Field Patent ceases to apply solely to the Excluded Field, such Excluded Field Patent shall automatically and without further action by either Party become a Licensed Patent and either a Mixed Patent or a Field Patent, as the case may be).

“Excluded Product” means any product in the Excluded Field; provided that, if and at such time as Cornerstone makes, has made, uses, sells, offers to sell, imports or otherwise exploits, or seeks to grant, or grants to any Third Party a right or license under the Licensed Intellectual Property to make, have made, use, sell, offer to sell, import or otherwise exploit, any product that [********] where both (i) such [********] or [********] is covered by a Valid Claim included in the Licensed Patents and (ii) such [********], then such product shall cease to be an Excluded Product.

“Feinstein” means the Feinstein Institute for Medical Research, formerly known as North Shore—Long Island Jewish Research Institute, a New York not-for-profit corporation.

“Feinstein License” means that certain Sponsored Research and License Agreement, effective as of January 1, 2003, between Cornerstone and Feinstein, as modified or amended by (i) that certain Letter Agreement dated February 3, 2004 (and effective February 10, 2004), (ii) that certain Amendment No. 1 dated September 18, 2006, (iii) that certain Amendment No. 2 dated January 8, 2007, (iv) that certain Amendment No. 3 dated June 29, 2007, (v) that certain Letter Agreement effective September 26, 2007, (vi) that certain Amendment No. 4 dated August 3, 2010, (vii) that certain Amendment No. 5 dated August 3, 2010 and (viii) that certain Amendment No. 6 dated August 3, 2010, and as may further be amended, restated, waived or changed in a manner that does not constitute a breach of this Agreement.

“Feinstein Licensed Know-How” means all “Feinstein Technology” as defined in the Feinstein License.

“Feinstein Licensed Patents” means (i) all “Feinstein Patent Rights” as defined in the Feinstein License and (ii) all other Patent Rights licensed as of the Effective Date or during the term of this Agreement to Cornerstone under the Feinstein License, if any, in each case (clauses (i) and (ii)) excluding Excluded Field Patents.

“Field” means any or all uses, except (i) the Excluded Field and (ii) the [********].

“Field Patents” means all Licensed Patents that are not Mixed Patents or [********] Patents.

“GAAP” means generally accepted accounting principles in the United States.

“Generic Equivalent” means, with respect to each Licensed Product or Targacept Returned Product, a product that contains the same active ingredient (including, for clarity, any ester or salt of the active ingredient) as such Licensed Product or Targacept Returned Product.

“Generic Erosion” means, with respect to each Licensed Product or Targacept Returned Product and each country, the date a Generic Equivalent with respect to such Licensed Product or Targacept Returned Product becomes available for sale in such country; provided that, for purposes of this definition, availability for sale in any country in Europe shall be deemed to be availability for sale in all countries in Europe.

“License” means, collectively, the licenses and covenants not to sue granted to Targacept pursuant to Section 2.1.

“Licensed Intellectual Property” means all (i) Licensed Know-How and (ii) Licensed Patents.

“Licensed Know-How” means (i) the Feinstein Licensed Know-How and (ii) all Technology (other than the Feinstein Licensed Know-How and the Licensed Patents) Controlled by Cornerstone or any of its Affiliates as of the Effective Date or during the term of this Agreement that, solely in the case of this clause (ii), is necessary or reasonably useful to make, use, sell, offer to sell, import or otherwise exploit any product in the Primary Field.

“Licensed Patents” means (i) the Feinstein Licensed Patents and (ii) all Patent Rights (other than the Feinstein Licensed Patents) Controlled by Cornerstone or any of its Affiliates as of the Effective Date or during the term of this Agreement that, solely in the case of this clause (ii), are necessary or reasonably useful to make, use, sell, offer to sell, import or otherwise exploit any product in the Primary Field. For clarity, all Patent Rights that issue from, or claim priority to, any of the Licensed Patents as of the Effective Date shall also be Licensed Patents.

“Licensed Product” means each pharmaceutical or medicinal item, substance or formulation that is comprised of or contains a pharmacological agent or other compound and that, absent the licenses granted hereunder, would infringe one or more Valid Claims of the Licensed Patents in the country in which it is made, used or sold; provided that (i) Excluded Products are not Licensed Products and (ii) with respect to any particular country, a Licensed Product shall continue to be a Licensed Product notwithstanding the expiration of the Royalty Term for such Licensed Product in such country. “Licensed Products” includes combination products/services discussed in the “Net Sales” definition.

“Licensee” means, with respect to each Licensed Product, Targacept and, with respect to each Targacept Returned Product, Cornerstone.

“Licensor” means, with respect to each Licensed Product, Cornerstone and, with respect to each Targacept Returned Product, Targacept.

“Major Country” means each of [********].

“Mixed Patents” means, subject to Section 6.2 and the definition of Excluded Field Patents above, collectively, (i) those issued patents and pending patent applications included in the Licensed Patents that are identified as such on Exhibit A, (ii) provisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, term extensions (under patent or other law), certificates of invention and the like, of such issued patents or pending patent applications, as the case may be, and (iii) counterparts or equivalents of any of the foregoing in any country or jurisdiction in the world.

“Net Sales” means (i) with respect to each Licensed Product, the gross amount received by Targacept or its Affiliates or Sublicensees for bona fide sales of such Licensed Product to a Third Party (including any Third Party distributors for resale), and (ii) with respect to each Targacept Returned Product, the gross amount received by Cornerstone or its Affiliates or Sublicensees (or licensees) for bona fide sales of such Targacept Returned Product to a Third Party (including any Third Party distributors for resale), in each case, less the following amounts actually incurred, allowed, paid, accrued or specifically allocated in connection with such sales of such Licensed Product or Targacept Returned Product (as applicable) in accordance with GAAP (or, if applicable to the seller, International Financial Reporting Standards), applied in a consistent manner:

(a) amounts repaid or credits or allowances granted for spoiled or damaged Licensed Product or Targacept Returned Product (as applicable), returns, recalls or rejections of the Licensed Product or Targacept Returned Product (as applicable), and price adjustments;

(b) customary trade, quantity, and cash discounts (including chargebacks and allowances) and wholesaler allowances (as relates to “bundles” of products, all discounts, wholesaler allowances and the like shall be allocated among products on the basis on which such discounts, wholesaler allowances or the like were actually granted or, if such basis cannot be determined, in proportion to the respective list prices of such products);

(c) freight out, postage, shipping, insurance and other transportation charges to the extent included (but whether or not broken out) in the invoice price to a Third Party;

(d) legally allowed chargebacks, rebates and fees or similar payments actually granted to customers, including pharmacy benefit management companies, health maintenance organizations, managed care organizations, federal, state, local and other governments, their agencies and purchasers and reimbursers;

(e) taxes or duties levied on, absorbed or otherwise imposed on such sale or performance, including excise taxes, value-added taxes, sales taxes, customs duties, customs levies and import fees or other governmental charges otherwise imposed upon the billed amount, to the extent such amounts are not paid directly to the tax authority by the Third Party and Targacept or Cornerstone is not otherwise entitled to a credit or a refund for such taxes, duties or payments made.

(f) launch discounts, stocking fees and other discounts extended to wholesalers, distributors, chain drug stores and other Third Party organizations who distribute the Licensed Product to pharmacies;

(g) to the extent not included in clause (f) above, fees paid to Third Party distributors, brokers or agents (in each case, other than sales personnel, sales representatives and sales agents); and

(h) any amounts actually written off or specifically identified as uncollectible in accordance with GAAP.

Use of Licensed Product or Targacept Returned Product (as applicable) for [********] or [********] or [********] or [********] (but [********] for which [********]) shall not be considered in determining Net Sales. In the case of any sale of Licensed Product or Targacept Returned Product (as applicable) between a Party and its Affiliates or Sublicensees (or licensees) for resale, Net Sales shall be calculated as above only on the first arm’s length sale thereafter to a Third Party.

A Net Sale shall be deemed to have been made upon the date such sale is so recorded in accordance with GAAP.

With respect to each Licensed Product or Targacept Returned Product, country and Calendar Quarter, in the event that such Licensed Product or Targacept Returned Product (as applicable) is sold in such country in such Calendar Quarter in the form of a combination product/service containing or using one or more articles, devices, components or methods that are not Licensed Products or Targacept Returned Products (as applicable) hereunder (each, a “Non-Product Component”), Net Sales of such combination product/service in such country in such Calendar Quarter shall be calculated as follows:

(1) First, Net Sales of such combination product/service in such country in such Calendar Quarter shall be determined as if such combination product/service were not a combination product/service (i.e., as provided above).

(2) Second, the amount calculated in clause (1) shall be multiplied by:

(A) if all such Licensed Products or Targacept Returned Products (as applicable) and Non-Product Components are sold/performed separately in such country in such Calendar Quarter, the fraction A/(A+B), where A is the average price in such country for such Calendar Quarter of the Licensed Product or Targacept Returned Product (as applicable) and B is the invoice price in such country for such Calendar Quarter of all Non-Product Components in such combination product/service;

(B) if any of such Non-Product Components is not sold/performed separately in such country in such Calendar Quarter, the fraction A/C, where A is the average price in such country for such Calendar Quarter of such Licensed Products or

Targacept Returned Products (as applicable) and C is the average price in such country for such Calendar Quarter of such combination product/service;

(C) if any of such Licensed Products or Targacept Returned Products is not sold/performed separately in such country in such Calendar Quarter, the fraction (C-B)/C, where B is the average price in such country for such Calendar Quarter of all such Non-Product Components in such combination product/service and C is the average price in such country for such Calendar Quarter of such combination product/service; or

(D) if the conditions in both clause (B) and clause (C) above apply, a market price for such Licensed Products or Targacept Returned Products (as applicable) and all such Non-Product Components shall be negotiated by the Parties in good faith based upon the costs, overhead and profit as are then incurred for such combination product/service, the apportionment of Net Sales as provided in clauses (A) to (C) above in other countries for such Calendar Quarter if available, and all other products, articles, devices, components or methods then being sold or performed by Targacept and having an ascertainable market price.

“Other Cornerstone Compound” means each pharmacological agent identified as such in the Cornerstone Exemplified Compound Library, together with any salt form, polymorph, crystalline form, hydrate, solvate or formulation of such pharmacological agent or any salt form of any of the foregoing.

“Patent Rights” means (i) issued patents and pending patent applications, (ii) provisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, term extensions (under patent or other law), certificates of invention and the like, of issued patents or pending patent applications, as the case may be, and (iii) counterparts or equivalents of any of the foregoing in any country or jurisdiction in the world.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Phase I Clinical Trial” means a human clinical trial that is the first time a drug is given to humans at any dose, the principal purpose of which is a preliminary determination of safety of a drug in healthy individuals or patients, as contemplated by 21 C.F.R. §312.21(a), whether or not conducted in the United States.

“Phase II Clinical Trial” means a human clinical trial, with subjects with a particular disease or condition, for which a primary objective is a preliminary determination of the efficacy [********] of a drug for such disease or condition, as contemplated by 21 C.F.R. §312.21(b), whether or not conducted in the United States.

“Phase III Clinical Trial” means a human clinical trial, with subjects with a particular disease or condition, the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of such drug for such disease or condition in order to obtain marketing approval of such drug for such disease or condition, as contemplated by 21 C.F.R. §312.21(c), whether or not conducted in the United States. For clarity, a Phase IIb clinical trial is not a Phase III Clinical Trial.

“Primary Field” means direct or indirect modulation or other affecting of the activity of any cholinergic receptor (including, for clarity, the neuronal nicotinic alpha-7 (acetylcholine) receptor) by a pharmacological agent for therapeutic, diagnostic or palliative use in humans.

“Proof of Concept” means, with respect to a Subject Compound, the achievement of [********] in a Phase II Clinical Trial of such Subject Compound [********] and that [********]. For clarity, a study designed to demonstrate Proof of Concept is intended only to [********] of a particular Subject Compound and is not intended to [********] or [********] or to otherwise [********].

“Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approval of a New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and its supplements and amendments, pre- and post- approvals, and labeling approvals, as well as analogous marketing approval applications outside of the United States) of any Regulatory Authority, that are necessary or reasonably useful for the manufacture, distribution, marketing, promotion, offer for sale, use, storage, import, export or sale of a Licensed Product in a regulatory jurisdiction (including, with respect to the European Union or any country therein, approval of price and reimbursement).

“Regulatory Authority” means the U.S. Food and Drug Administration (or any successor agency) or any comparable regulatory or governmental agency or authority in the rest of the world with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, pricing or sale of pharmaceutical products.

“Restricted Field” means direct or indirect modulation or other affecting of any neuronal nicotinic (acetylcholine) receptor by a pharmacological agent for therapeutic, diagnostic or palliative use in humans.

“SetPoint” means SetPoint Medical Corporation (formerly known as Innovative Metabolics, Inc.), a Delaware corporation.

“SetPoint License” means that certain Exclusive License Agreement, dated January 29, 2007, between Cornerstone and SetPoint, as amended by (i) that certain First Amendment dated June 29, 2007, and (ii) that certain Second Amendment dated August 3, 2010, and as may further be amended, restated, waived or changed in a manner that does not constitute a breach of this Agreement.

“Subject Compound” means any Cornerstone Compound or Targacept Compound.

“Sublicensees” means any Person that receives, directly or indirectly through multiple tiers, a sublicense from a Party to intellectual property Controlled by such Party and licensed (or sublicensed) from the other Party under this Agreement.

“Targacept Compound” means a pharmacological agent (other than a Cornerstone Compound) that, absent the License granted hereunder, would infringe one or more Valid Claims of the Licensed Patents in the country in which it is made, used or sold.

“Technology” means know-how, trade secrets, materials, formulations, information, documents, studies, results, data (including preclinical, clinical and assay data), manufacturing processes and data, specifications, sourcing information, assays, and quality control and testing procedures, whether or not patented or patentable.

“Third Party” means any Person, other than Targacept or Cornerstone or their respective Affiliates.

“Valid Claim” means a claim of (i) an issued and unexpired patent, which claim has not been cancelled, revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be taken or is taken within the time allowed for appeal and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, reissue, opposition procedure, nullity suit or otherwise, or (ii) a pending patent application that was filed in good faith, is being prosecuted with the good faith belief of potential issuance and has not been cancelled, withdrawn or abandoned without the possibility of appeal or re-filing.

1.2 Terms Defined Elsewhere in this Agreement. In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the Sections indicated below:

Defined Term	Section
Agreement	Preamble
Claim	9.6(c)(i)
Commercially Reasonable Efforts	4.1(a)
Cornerstone	Preamble
Cornerstone Indemnitees	9.6(a)
Cornerstone Restricted Field	10.5(b)
Earlier Subject Compound Effective Date	5.2(d)(v) Preamble
Effective Extension Notice	4.1(b)(i)
Field Patent Action	6.5(b)(i)

Defined Term	Section
Infringement	6.5(a)
In-License Breach Notice	2.3(e)
Indemnitee	9.6(c)(i)
Indemnitor	9.6(c)(i)
Intellectual Property	10.4(a)
Inventions Inventors Later Subject Compound Losses	9.1(e) 9.1(o) 5.2(d)(v) 9.6(a)
Material Material Acceptance Date Milestone Event	3.2 4.1(b)(i) 5.2(a)
Milestone Payment	5.2(a)
Mixed Patent Action	6.5(c)
Parties	Preamble
Party	Preamble
Patent Action Preclinical Milestone	6.5(d) 4.1(b)(i)
Prime Rate	5.6(g)
Product Royalty Term	5.5(b)(ii)(B)
Requisite Assigned Rights	6.9
Royalty Term	5.5(b)(ii)(B)
Subject Rights Targacept	2.4(b) Preamble
Targacept Indemnitees	9.6(b)
Targacept Returned Product	10.5(b)
Third Party In-Licenses	2.3(c)(i)
WSJ Exchange Rate	5.6(d)

Section 2. License Grants by Cornerstone.

2.1 Exclusive License and Covenants Not to Sue.

(a) Effective as of the Effective Date, Cornerstone, for itself and on behalf of its Affiliates, hereby grants to Targacept and its Affiliates a perpetual and irrevocable (subject to the terms of this Agreement and the Feinstein License), worldwide, royalty-bearing, exclusive (even as to Cornerstone and its Affiliates, unless otherwise expressly provided hereunder) license or sublicense (as the case may be), with the right to further sublicense in accordance with Section 2.2, under the Licensed Intellectual Property to make, have made, use, have used, import, have imported, sell, have sold, offer to sell and otherwise exploit Licensed Products in the Field.

(b) Cornerstone, for itself and on behalf of its Affiliates and licensees, hereby covenants not to sue, or cause or support any other Person to sue, Targacept, any of its Affiliates or Sublicensees, or any of their respective manufacturers, suppliers, distributors or customers for using Licensed Intellectual Property to research, develop, commercialize or otherwise exploit products in the Field, which covenant not to sue shall apply to all acts or omissions that occur while the License remains in force.

(c) For clarity, with respect to the Feinstein Licensed Patents and Feinstein Licensed Know-How, the License shall grant to Targacept all rights granted to Cornerstone under the Feinstein License in the Field, and Targacept expressly acknowledges that Feinstein has retained rights under the Feinstein License for itself and the U.S. government as expressly set forth in Articles 3.3 and 3.2, respectively, of the Feinstein License and that the License is subject to such retention of rights.

2.2 Sublicenses.

(a) The License includes the right to grant sublicenses (through multiple tiers of sublicensees) by Targacept to its Affiliates and Third Parties, provided that (i) any such sublicense agreement shall be subject to and subordinate to this Agreement and (ii) Targacept shall remain responsible for the performance of its direct Sublicensees.

(b) Targacept shall provide to Cornerstone a copy of each agreement pursuant to which Targacept sublicenses its rights hereunder within thirty (30) days following execution of such agreement; provided that (i) Targacept shall have the right to redact financial information, to the extent not publicly announced, and other confidential information from such agreement; and (ii) such agreement shall, to the extent not otherwise made public, be Targacept’s Confidential Information.

(c) Each sublicense granted to any Sublicensee shall terminate immediately upon the termination of the License, provided that any such sublicense shall not terminate, on a Sublicensee-by-Sublicensee basis, if (i) all outstanding amounts owed Licensor by Licensee hereunder with respect to such sublicense as of such purported termination date, if any, are paid in full within [********] days after such date (whether by Licensee, its Affiliates or such Sublicensee) and (ii) within [********] days after such purported termination date the Sublicensee agrees in writing to be bound directly to Licensor under a license agreement substantially similar to this Agreement with respect to the rights sublicensed to such Sublicensee hereunder, substituting such Sublicensee for Licensee. Licensor and such Sublicensee shall promptly memorialize such direct license.

2.3 Feinstein License and Other Licenses.

(a) Feinstein License. Except and solely to the extent expressly provided in this Agreement, if at all, neither Targacept nor any of its Affiliates or Sublicensees assumes any obligations of Cornerstone under the Feinstein License.

(b) SetPoint License.

(i) Targacept acknowledges that, under the SetPoint License, Cornerstone has previously licensed to SetPoint the Excluded Field Patents, the Mixed Patents and certain Technology included in the Feinstein Licensed Know-How, in each case solely for use in the Excluded Field.

(ii) Neither Targacept nor any of its Affiliates or Sublicensees assumes any obligations of Cornerstone under the SetPoint License.

(c) Maintenance of Third Party In-Licenses.

(i) Cornerstone shall maintain in full force and effect the Feinstein License and all other Third-Party agreements, if any, whereby Targacept gains rights hereunder in or to any of the Licensed Intellectual Property (collectively, “Third Party In-Licenses”). Without limiting the generality of the foregoing, Cornerstone shall be solely responsible for complying, and shall comply, with all of Cornerstone’s financial and non-financial obligations under each Third Party In-License and under the SetPoint License.

(ii) Cornerstone shall provide Targacept with notice within [********] business days after receipt (and in any event substantially before the end of any applicable cure period under the applicable agreement) of any written claim of breach of any Third Party In-License or the SetPoint License. Cornerstone shall provide Targacept with copies of all notices and other documents Cornerstone receives or sends pursuant to each Third Party In-License or the SetPoint License that affects or might reasonably be expected to affect Targacept’s rights hereunder (including any termination notice). To the extent of any conflict between this Section 2.3(c)(ii) and Section 2.3(e), Section 2.3(e) shall control.

(d) Amendment. Without the prior written consent of Targacept, Cornerstone shall not (i) terminate, assign, amend, restate, waive or otherwise change any of the terms and conditions of the Feinstein License, any other Third Party In-License or the SetPoint License or (ii) enter into any other agreement or understanding with Feinstein or any other Third Party that is a party to a Third Party In-License or with SetPoint, in either case (clause (i) or (ii)) that affects or might reasonably be expected to affect Targacept’s rights hereunder.

(e) Step-In Rights. Cornerstone shall notify Targacept in writing within [********] business days following Cornerstone’s receipt of any notice from Feinstein (or any other Third Party to a Third Party In-License) to Cornerstone alleging that Cornerstone has breached any of its obligations under the Feinstein License (or other Third Party In-License) (each, an “In-License Breach Notice”). Cornerstone shall keep Targacept informed on a regular and timely basis of all non-trivial discussions, communications and correspondence between Cornerstone and Feinstein (or such other Third Party) following Cornerstone’s receipt of any In-License Breach Notice through such time as Feinstein or other Third Party to a Third Party In-License acknowledges (and so notifies Targacept in writing) either that there has been no breach or that any breach has been cured or resolved without effect or potential effect on Targacept’s rights hereunder. In addition to the rights granted to Targacept in the Feinstein License or, if any, other Third Party In-Licenses, upon receipt of any In-License Breach Notice, Targacept shall have the right to make a proposal to Cornerstone setting out the terms whereby Targacept would undertake to effect a cure of any breach or default of Cornerstone described in the applicable In-License Breach Notice. Such proposal shall include any proposed amendments to the terms of this Agreement that would be required by Targacept in return for granting any such undertaking and effecting such a cure. If Cornerstone wishes to implement any proposal received under this Section 2.3(e), the Parties shall discuss and agree upon the final terms on which Targacept shall effect a cure of the relevant breach or default by Cornerstone, amend the terms of this Agreement as required to reflect such agreed terms and Targacept and Cornerstone shall undertake any agreed obligations so as to effect such cure. In any event, any amounts paid by Targacept to Feinstein or to any other Third Party pursuant to this Section 2.3(e) shall be creditable by Targacept toward amounts owed by Targacept to Cornerstone pursuant to this Agreement. Nothing in this Section 2.3(e) is intended reduce, limit, modify or otherwise affect Cornerstone’s obligations pursuant to Section 2.3(c)(i).

(f) Bankruptcy. Solely in connection with Cornerstone’s rights that arise at the time that a Third Party to a Third Party In-License seeks relief (or is subject to an involuntary petition seeking relief) under any bankruptcy, reorganization, or insolvency or similar laws, Cornerstone hereby irrevocably appoints Targacept (with full right of substitution), as Cornerstone’s special attorney-in-fact to act, in the name of Cornerstone, to protect and preserve the rights granted to Targacept pursuant to the License (including seeking to preserve Cornerstone’s and Targacept’s rights under any such laws, including under the U.S. Bankruptcy Code, Title 11 of the U.S. Code). Cornerstone acknowledges and agrees that the foregoing special power of attorney is coupled with an interest and therefore (a) will survive any termination of this Agreement in which any rights granted to Targacept hereunder survive and (b) is irrevocable. Without limiting the generality of the foregoing, Cornerstone agrees that if any Third Party to any Third Party In-License seeks relief under any bankruptcy, reorganization, insolvency or similar laws, Cornerstone shall give Targacept prompt written notice thereof and Targacept shall have the right to exercise the foregoing special power of attorney to take all action necessary, at Targacept’s reasonable expense, to preserve the rights granted to Targacept (via Cornerstone) hereunder. Should any Third Party In-License terminate, Cornerstone shall give Targacept prompt written notice and assist Targacept in all reasonable respects, at Targacept’s reasonable expense, in obtaining all rights granted to Targacept hereunder with respect to such terminated agreement, including by having the Third Party licensor thereof treat Targacept as a direct licensee thereunder. For clarity, if Targacept is treated as a direct licensee thereunder, Targacept agrees that it will remain liable to Cornerstone for the payments under Sections 5.2 and 5.3 as if such Third Party In-License had not terminated, except that Targacept shall be entitled to credit against the amounts otherwise payable by Targacept to Cornerstone under either or both of Sections 5.2 and 5.3 for all upfront, milestones, royalties and other amounts, however characterized, paid by Targacept directly to such Third Party.

(g) Payments. For clarity and notwithstanding anything to the contrary in this Agreement, Cornerstone shall be solely responsible for all amounts owed to any Third Party arising from the Feinstein License, all amounts owed to any Third Party arising from any other Third Party In-License and all amounts owed to any Third Party arising from the SetPoint License.

2.4 Other Restrictions; Limited Right of First Negotiation and Right of First Refusal.

(a) Cornerstone shall not enter into any agreement or otherwise take any actions or omit to take any actions in conflict with, or that would or might reasonably be expected to encumber or diminish, the License and the other rights granted to Targacept hereunder.

(b) In the event that the SetPoint License expires or terminates for any reason as to some or all of the “Licensed Know-How” and “Licensed Patents” (each as defined in the SetPoint License) licensed or sublicensed to SetPoint (together with any or all rights granted to Cornerstone pursuant to Section 9.6 of the SetPoint License, the “Subject Rights”), Cornerstone shall notify Targacept in writing of such expiration or termination, and Cornerstone shall not offer the Subject Rights for license, sublicense or other transfer to any Third Party without first offering such Subject Rights to Targacept in accordance with the terms of this Section 2.4(b). Targacept shall have the right within [********] days following such notification to request in writing a license to some or all of such Subject Rights. Upon such request, Cornerstone and Targacept shall negotiate in good faith a license agreement pursuant to which Cornerstone would license or sublicense the Subject Rights to Targacept. If the parties are unable to reach agreement within [********] days following such request or such longer period as agreed by the Parties in writing, then Cornerstone shall have the right to offer to license, sublicense or otherwise transfer such Subject Rights to a Third Party, provided that if Cornerstone receives a bona fide Third Party offer whereby such Third Party would obtain from Cornerstone a right or license to all or any portion of such Subject Rights on financial terms less favorable to Cornerstone than the most favorable financial terms previously proposed by Targacept to Cornerstone or by Cornerstone to Targacept, Cornerstone shall notify Targacept of all material terms of such offer in writing and Targacept shall thereupon have a right of first refusal to license such Subject Rights on the same terms set forth in the notice. Targacept may exercise its right of first refusal at any time within [********] days after its receipt of the notice by written notice to Cornerstone, and, in such event, the Parties shall work diligently towards the execution of a definitive license agreement reflecting the terms in the notice and, to the extent not inconsistent, the terms hereof.

2.5 License Limitations. No licenses or other rights are granted by Cornerstone hereunder to use any trademark, trade name, trade dress or service mark Controlled by Cornerstone or any of its Affiliates. All licenses and other rights are granted only as expressly provided in this Agreement, and no other licenses or other rights are or shall be created or granted hereunder by implication, estoppel or otherwise.

Section 3. Transfer of Licensed Know-How and Supply of CTI-[********] and CTI-[********].

3.1 Transfer of Licensed Know-How. Within [********] days after the Effective Date, Cornerstone shall provide to Targacept, at Targacept’s reasonable expense, one (1) copy (in electronic form, if available) of all documents in Cornerstone’s or any of its Affiliates’ possession as of the Effective Date (including laboratory notebooks) to the extent that such documents describe or contain Licensed Know-How. Cornerstone shall promptly provide and transfer to Targacept all additional Licensed Know-How that may from time to time become available to Cornerstone.

3.2 Supply of CTI-[********] and CTI-[********]. Promptly following execution of this Agreement, Cornerstone shall supply to Targacept or its designee a one-time transfer of all quantities of CTI-[********] and CTI-[********] to the extent in Cornerstone’s possession or Control on the Effective Date (collectively, the “Material”). Cornerstone hereby assigns all right, title and interest in and to the Material to Targacept free and clear of all liens and encumbrances as of the Effective Date, but the Material is otherwise conveyed ‘as is, with all defects’ to Targacept. Concurrently with the delivery of the Material, Cornerstone shall deliver to Targacept or its designee: (i) all records in Cornerstone’s possession or control on the Effective Date relating to the manufacture of the Material, including manufacturing records, standard operating procedures, equipment log books, batch records, laboratory notebooks and all raw data relating to the manufacturing of the Material; and (ii) a certificate of analysis setting forth all tests conducted and the results thereof with respect to the Material. In addition, Cornerstone shall provide, or cause to be provided, to Targacept such other records and documentation in its possession or control relating to the Material as Targacept may reasonably request and, if requested by Targacept, Cornerstone shall use commercially reasonable efforts to cause the Third Party that manufactured the Material to perform, at Targacept’s reasonable expense, release testing as required by applicable laws, regulations and ICH guidance documents for the delivery of the Material for use in GLP toxicology studies or human clinical trials.

Section 4. Development and Commercialization.

4.1 Commercially Reasonable Efforts.

(a) General Level of Effort Required. Targacept shall use Commercially Reasonable Efforts to develop at least one (1) Licensed Product in the Field to obtain approval from the applicable Regulatory Authority(ies) to market or sell such Licensed Product [********]; provided that, for clarity, Cornerstone expressly agrees that, with respect to the period beginning on the Effective Date and ending [********] after the Material Acceptance Date, Targacept’s compliance with Section 4.1(b)(i) shall also constitute compliance with this Section 4.1(a). For purposes of this Agreement, “Commercially Reasonable Efforts” means, with respect to Licensed Product, the carrying out of development activities using the efforts and resources that Targacept would typically devote to a product candidate of similar market potential or profit potential resulting from its own research efforts, based on conditions prevailing from time to time and taking into account issues of safety, tolerability and efficacy, product profile, intellectual property position, projected market exclusivity, the then current competitive environment for such product and target indication and the likely timing of such product’s entry into the market, the regulatory environment and status of such product and target indication, and all other relevant scientific, medical, technical and commercial factors.

(b) Specific Development Commitments; Cornerstone Acknowledgment.

(i) Targacept shall use commercially reasonable efforts (taking into account cost and complexity) to procure or produce CTI-[********] or CTI-[********] in sufficient quantities and of sufficient quality to perform the toxicity studies described in either clause (A) or clause (B) of this Section 4.1(b)(i). Within [********] after the Material Acceptance Date, Targacept shall complete either (at Targacept’s sole discretion) (A) a [********] toxicity study of the pharmacological agent identified as CTI-[********] in the Cornerstone Exemplified Compound Library and, only if such [********] study is successful (at Targacept’s sole discretion), a [********] or [********] (at Targacept’s sole discretion) toxicity study of the pharmacological agent identified as CTI-[********] in the Cornerstone Exemplified Compound Library or (B) a [********] or [********] (at Targacept’s sole discretion) toxicity study of the pharmacological agent identified as CTI-[********] in the Cornerstone Exemplified Compound Library (the completion of either clause (A) or clause (B), the “Preclinical Milestone”). If Targacept realizes that it will be unable to meet the Preclinical Milestone by the required deadline, it may submit a written notice to Cornerstone at any time prior to such deadline and, if effective, thereby secure an automatic extension of [********] to such deadline; provided that, to be effective, such notice (an “Effective Extension Notice”) must include [********] and Targacept’s projected target date for completing the Preclinical Milestone. For purposes of this Section 4.1(b)(i), “Material Acceptance Date” shall mean the date, if any, on which Targacept reasonably determines that it has procured or produced either CTI-[********] or CTI-[********] in quantities and of quality sufficient to perform the applicable toxicity study(ies) as described in this Section 4.1(b)(i).

(ii) Termination of this Agreement pursuant to Section 10.2(a), if applicable, shall constitute Cornerstone’s sole and exclusive remedy for Targacept’s failure to complete the Preclinical Milestone in accordance with Section 4.1(b)(i).

(iii) Cornerstone acknowledges and agrees that the application of commercially reasonable efforts may not require Targacept to procure or produce CTI-[********] or CTI-[********] in sufficient quantities and of sufficient quality to perform the toxicity studies described in either Section 4.1(b)(i)(A) or Section 4.1(b)(i)(B) above.

4.2 Responsibilities and Costs. As between the Parties, following the Effective Date:

(a) except with respect to the Feinstein License and any other Third Party In-Licenses, Cornerstone shall have no responsibility for, or bear any of the costs of, the research, development or commercialization of Licensed Products (including manufacturing of materials required therefor);

(b) Targacept shall own all results of research, development and commercialization activities for each Licensed Product, including all Patent Rights, copyright, trade secret and other intellectual property rights and all Technology made, conceived, reduced to practice, authored or generated in connection with such activities; and

(c) all regulatory filings and Regulatory Approvals, if any, for each Licensed Product shall be obtained by, in the name of, and solely owned by Targacept; for clarity, Targacept shall solely own all data, materials and other information submitted in connection with such regulatory filings and Regulatory Approvals.

4.3 Progress Reports. Targacept will provide Cornerstone with a summary written progress report discussing the development, evaluation, testing and commercialization, as applicable, of Licensed Products at least once per Calendar Year, but, in any case, [********] annual reports [********].

Section 5. Payments.

5.1 Initial Fees.

(a) Initial License Fee. As partial consideration for the License and Cornerstone’s obligations under this Agreement, concurrently with the execution and delivery of this Agreement, Targacept shall pay to Cornerstone a non-refundable, non-creditable upfront fee equal to One Million Five Hundred Thousand U.S. dollars ($1,500,000) by wire transfer of immediately available funds to such bank account as Cornerstone may designate.

(b) Reimbursement of Attorneys’ Fees. Upon execution of this Agreement by both Parties, Cornerstone shall pay to Targacept, in partial reimbursement of Targacept’s attorneys’ fees associated with the preparation and negotiation of this Agreement and other activities associated with the completion of the transactions contemplated hereby, [********] by wire transfer of immediately available funds to such bank account as Targacept may designate.

5.2 Milestone Payments.

(a) As partial consideration for the License and Cornerstone’s obligations under the terms of this Agreement, subject to Section 5.2(d), Targacept shall make the following non-refundable, non-creditable payments (each a “Milestone Payment”) to Cornerstone upon the occurrence, after the Effective Date, of the events (each a “Milestone Event”) below:

Licensed Product containing or comprised of*:
	Milestone Event	A. CTI- [********]		B. CTI- [********]		C. Other Cornerstone Compound		D. Targacept Compound

1	Completion of the first [********] with [********] for [********]	$	[********]	$	[********]	$	[********]		—
2	First [********] of the [********] in the [********]	$	[********]	$	[********]	$	[********]	$	[********]
3	First [********] of the [********] in the [********]	$	[********]	$	[********]	$	[********]	$	[********]
4	First [********]	$	[********]	$	[********]	$	[********]	$	[********]
5	First [********] of the [********] in the [********]	$	[********]	$	[********]	$	[********]	$	[********]
6	[********] of [********] in [********] for the [********]	$	[********]	$	[********]	$	[********]	$	[********]
7	[********] of [********] in [********] in [********] for the [********]	$	[********]	$	[********]	$	[********]	$	[********]
8	[********] of [********] in [********] for the [********]	$	[********]	$	[********]	$	[********]	$	[********]
9	First achievement of Aggregate Worldwide Net Sales of [********] in a Calendar Year	$	[********]	$	[********]	$	[********]	$	[********]
10	First achievement of Aggregate Worldwide Net Sales of [********] in a Calendar Year	$	[********]	$	[********]	$	[********]	$	[********]
11	First achievement of Aggregate Worldwide Net Sales of [********] in a Calendar Year	$	[********]	$	[********]	$	[********]	$	[********]

*	Each Subject Compound may only be classified into one column.

(b) Targacept shall provide Cornerstone with prompt written notice upon each occurrence of a Milestone Event, but in no event will such notice be given to Cornerstone later than [********] days after Targacept becomes aware of the occurrence of any Milestone Event.

(c) Each Milestone Payment shall be due and payable within [********] days after the occurrence of the corresponding Milestone Event by wire transfer of immediately available funds to such bank account as Cornerstone may designate.

(d) Notwithstanding anything in this Agreement to the contrary, with respect to each Milestone Event, Targacept shall not be obligated to make a Milestone Payment:

(i) more than one (1) time in the aggregate for CTI-[********] and all Licensed Products that contain or comprise CTI-[********] (for clarity, each of the foregoing references to CTI-[********] includes, collectively, all salt forms, polymorphs, crystalline forms, hydrates, solvates and formulations of the pharmacological agent identified as CTI-[********] in the Cornerstone Exemplified Compound Library);

(ii) more than one (1) time in the aggregate for CTI-[********] and all Licensed Products that contain or comprise CTI-[********] (for clarity, each of the foregoing references to CTI-[********] includes, collectively, all salt forms, polymorphs, crystalline forms, hydrates, solvates and formulations of the pharmacological agent identified as CTI-[********] in the Cornerstone Exemplified Compound Library);

(iii) with respect to each Other Cornerstone Compound, more than one (1) time in the aggregate for such Other Cornerstone Compound and all Licensed Products that contain or comprise such Other Cornerstone Compound (for clarity, each of the foregoing references to an Other Cornerstone Compound includes, collectively, all salt forms, polymorphs, crystalline forms, hydrates, solvates and formulations of the pharmacological agent identified as such Other Cornerstone Compound in the Cornerstone Exemplified Compound Library);

(iv) with respect to each Targacept Compound, more than one (1) time in the aggregate for such Targacept Compound and all Licensed Products that contain or comprise such Targacept Compound (for clarity, each of the foregoing references to a Targacept Compound includes, collectively, all salt forms, polymorphs, crystalline forms, hydrates, solvates and formulations of such Targacept Compound); or

(v) with respect to the occurrence of Milestone Event [********] for any Subject Compound (the “Later Subject Compound”), if (A) a Milestone Payment [********] based on [********] and (B) following such payment, [********], then the Milestone Payment [********] with respect to [********] by such [********] such Milestone Event [********] such Milestone Event [********].

5.3 Royalties to be Paid by Targacept to Cornerstone. Subject to the terms and conditions of this Agreement, during the applicable Product Royalty Term, Targacept shall pay to Cornerstone royalties, at the applicable rate set forth in the table below, based upon Net Sales of each Licensed Product in the United States and Net Sales of each Licensed Product outside of the United States during each Calendar Quarter, if any.

Licensed Product containing or comprised of*:
	A. CTI- [********]		B. CTI- [********]		C. Other Cornerstone Compound		D. Targacept Compound
Net Sales in the United States	[********]	%	[********]	%	[********]	%	[********]	%
Net Sales outside of the United States	[********]	%	[********]	%	[********]	%	[********]	%

*	Each Subject Compound may only be classified into one column.

5.4 Royalties to be Paid by Cornerstone to Targacept. Pursuant to Section 10.5(c) and subject to the terms and conditions of this Agreement, during the applicable Product Royalty Term, Cornerstone shall pay to Targacept royalties, at the applicable rate set forth in the table below, based upon Net Sales of each Targacept Returned Product in the United States and Net Sales of each Targacept Returned Product outside of the United States during each Calendar Quarter, if any.

Targacept Returned Product containing or comprised of*:
Net Sales	A. CTI- [********]		B. CTI- [********]		C. Other Cornerstone Compound
In the United States
[********] Initiated Prior to Termination of Agreement^	[********]	%	[********]	%	[********]	%
[********] Initiated Prior to Termination of Agreement^	[********]	%	[********]	%	[********]	%
[********] Initiated Prior to Termination of Agreement^	[********]	%	[********]	%	[********]	%
Outside of the United States
[********] Initiated Prior to Termination of Agreement^	[********]	%	[********]	%	[********]	%
[********] Initiated Prior to Termination of Agreement^	[********]	%	[********]	%	[********]	%
[********] Initiated Prior to Termination of Agreement^	[********]	%	[********]	%	[********]	%

*	Each Subject Compound may only be classified into one column.

^	Includes a [********] or [********], as the case may be, of CTI-[********], CTI-[********] or an Other Cornerstone Compound, as the case may be, by Targacept or any Affiliate or Sublicensee thereof

5.5 Royalty Conditions.

(a) Royalty Limitations. Only one (1) royalty shall be due with respect to the sale of the same unit of Licensed Product or Targacept Returned Product. Only one (1) royalty shall be due on the sale of any unit of any Licensed Product or Targacept Returned Product, even if the manufacture, use, sale, offer for sale or importation of such Licensed Product would infringe more than one (1) Valid Claim of the Licensed Patents in the absence of the License and even if such Licensed Product or Targacept Returned Product incorporates more than one (1) Subject Compound.

(b) Royalty Term. Royalties will be payable on a country-by-country and a Licensed Product-by-Licensed Product or Targacept Returned Product-by-Targacept Returned Product basis from the date of the first commercial sale of such Licensed Product or Targacept Returned Product in such country following receipt of Regulatory Approval of such Licensed Product or Targacept Returned Product in such country until the later of (i) the expiration of the last Licensed Patent in such country that includes at least one (1) Valid Claim that covers the composition of matter of such Licensed Product or Targacept Returned Product or a method of using such Licensed Product or Targacept Returned Product to treat an indication for which such Licensed Product or Targacept Returned Product has received Regulatory Approval in such country, or (ii) the expiration of [********] which the applicable [********] with respect to such Licensed Product or Targacept Returned Product [********] such Licensed Product or Targacept Returned Product [********] such Licensed Product or Targacept Returned Product (the “Royalty Term”). With respect to each Licensed Product and country, upon the expiration of the Royalty Term, the License (and with respect to each Targacept Returned Product and country, the licenses granted by Targacept in Section 10.5(b)) in such country shall thereupon become fully paid-up, perpetual, irrevocable and unrestricted. With respect to each Licensed Product or Targacept Returned Product, the period beginning on the first day of the first Royalty Term and ending on the last day of the last to expire Royalty Term is referred to herein as the “Product Royalty Term.”

(c) Generic Erosion. From and after when Generic Erosion first exists with respect to any Licensed Product or Targacept Returned Product in a particular country during the term of this Agreement, the applicable royalty rate set forth in Section 5.3 or Section 5.4, as the case may be, with respect to Net Sales of such Licensed Product or Targacept Returned Product in such country shall be reduced by [********] (i.e., shall be [********] of what it would be but for this Section 5.5(c)).

5.6 Payment Terms.

(a) Manner of Payment. All payments to be made by Licensee hereunder shall be made in United States dollars by wire transfer of immediately available funds to such bank account as Licensor may designate.

(b) Reports and Royalty Payments.

(i) If and for as long as payments are due and payable under Section 5.3 or Section 5.4, as the case may be, Licensee shall furnish to Licensor a written report, within [********] days after the end of each Calendar Quarter, showing the payments owed to Licensor with respect to such Calendar Quarter for Net Sales during such Calendar Quarter. Payments for each Calendar Quarter shall be due at the same time as such written report for such Calendar Quarter.

(ii) The report shall include, at a minimum, the following information for the applicable Calendar Quarter, each listed by Licensed Product or Targacept Returned Product, as the case may be, and by country of sale:

(A) the number of units of Licensed Products or Targacept Returned Products, as the case may be, sold by Licensee or its Affiliates or Sublicensees (or licensees) on which royalties are owed Licensor hereunder;

(B) the gross amount received for such sales;

(C) deductions taken from Net Sales as specified in the definition thereof;

(D) Net Sales;

(E) the royalties owed to Licensor under Section 5.3 or Section 5.4 as the case may be;

(F) the computations for any applicable currency conversions pursuant to Section 5.6(d); and

(G) any other information expressly required by the terms of this Agreement. All such reports shall be treated as Confidential Information of Licensee.

(c) Records and Audits.

(i) Licensee shall keep adequate books and records of accounting for the purpose of calculating all amounts payable to Licensor hereunder. For the two (2) years next following the end of the Calendar Year to which such books and records of accounting pertain, such books and records of accounting shall be open for inspection at reasonable times and upon reasonable prior written notice by an independent certified public accountant selected by Licensor, and which is reasonably acceptable to Licensee, for the sole purpose of inspecting the amounts owed to Licensor under this Agreement. In no event shall such inspections be conducted hereunder more frequently than once every [********] months or more than one (1) time with respect to any particular Calendar Quarter. Each audit conducted by Licensor under this Agreement shall be limited to a review of records pertaining to payments made by Licensee during the immediately preceding [********] months. The accountant performing the audit must have executed and delivered to Licensee to be audited a confidentiality agreement as reasonably requested by Licensee, which shall include provisions limiting such accountant’s disclosure to Licensor to only the results and basis for such results of such inspection. The results of such inspection, if any, shall be binding on both Parties.

(ii) Any underpayments from any such inspection shall be paid by Licensee within [********] days after written notification of the results of such inspection. Any overpayments from any such inspection shall be fully creditable against amounts payable in subsequent payment periods. Licensor shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any Calendar Year shown by such inspection of more than the greater of (A) [********] U.S. dollars $[********], or (B) [********] percent ([********]%) of the amount already paid for the audited period in question, Licensee shall reimburse Licensor for any reasonable out-of-pocket costs for such inspection.

(iii) Targacept acknowledges that amounts paid by it to Cornerstone under Section 5 are subject to Feinstein’s rights to inspect Cornerstone (but, for clarity, not Targacept) under Article 4.2.2 of the Feinstein License and agrees to Feinstein’s exercise thereof, including the disclosure of Targacept’s Confidential Information solely as required to confirm the correctness of such amounts to Feinstein’s independent certified public accountant.

(iv) Licensee shall maintain with its books of account such reports as it receives from any Sublicensee regarding the Sublicensee’s Net Sales of any Licensed Product or Targacept Returned Product as the case may be. In addition, Licensee shall notify Licensor in the event Licensee conducts an audit of one of its Sublicensees and the outcome of such audit reveals an underpayment or overpayment from such Sublicensee to Licensee which, in turn, resulted in an underpayment or overpayment by Licensee to Licensor.

(d) Currency Exchange. With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due to Licensor hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced in a currency other than U.S. dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the U.S. dollar equivalent, calculated using the official rate of exchange of such domestic currency as quoted by The Wall Street Journal, Eastern U.S. Edition (the “WSJ Exchange Rate”), for the last business day of the Calendar Quarter for which the payment is made; provided that if the selling party employs a worldwide accounting system, such rate of exchange shall be its monthly rate of exchange prevailing on the last day of the month preceding the month in which such sales are recorded.

(e) Tax Withholding. The withholding tax, duties, and other levies (if any) applied by any government authority on payments made by Licensee to Licensor hereunder shall be borne by Licensor. Licensee shall cooperate with Licensor to enable Licensor to claim exemption therefrom under any double taxation or similar agreement in force and shall use commercially reasonable efforts to provide to Licensor proper evidence of payments of withholding tax and assist Licensor by obtaining or providing in as far as possible the required documentation for the purpose of Licensor’s tax returns.

(f) Blocked Payments. In the event that, by reason of applicable law in any country, it becomes impossible or illegal for Licensee to transfer, or have transferred on its behalf, payments owed Licensor hereunder, Licensee shall promptly notify Licensor of the conditions preventing such transfer and such payments shall be deposited in local currency in the relevant country to the credit of Licensor in a recognized banking institution designated by Licensor or, if none is designated by Licensor within a period of [********] days, in a recognized banking institution selected by Licensee and identified in a written notice given to Licensor.

(g) Interest. In the event a payment under this Agreement is not made when due, such outstanding payment will accrue interest (from the date such payment is due through and including the date upon which full payment is made) at the annual rate equal to the sum of [********] percent ([********]%) plus the Prime Rate (or the maximum applicable legal rate, if less than such sum) on the date when the payment was due, and calculated daily on the basis of a 360-day year. Payment of accrued interest will accompany payment of the outstanding payment. “Prime Rate” means the prime rate as reported in The Wall Street Journal, Eastern U.S. Edition.

Section 6. Prosecution, Maintenance, Enforcement and Defense of Licensed Patents.

6.1 Transfer. Within thirty (30) days after the Effective Date, Cornerstone shall transfer, or instruct its patent counsel to transfer, to Targacept’s patent counsel true, complete and accurate original (in the case of Field Patents) or copies (in the case of Mixed Patents) files of Cornerstone’s patent counsel relating to the prosecution, maintenance, defense, validity and enforceability of all Licensed Patents, including the complete file wrapper for each Licensed Patent, it being understood that Cornerstone’s patent counsel shall retain copies of all documents delivered to Targacept’s patent counsel. Cornerstone shall take all reasonable steps so as to ensure that the prosecution and maintenance of each Field Patent is not prejudiced during such transition. Cornerstone also shall promptly forward, or instruct Cornerstone’s patent counsel to forward, to Targacept’s patent counsel any correspondence or other communication relating to any Field Patent that Cornerstone or any counsel employed by Cornerstone may receive from any governmental office. Within [********] days of receiving Cornerstone’s invoice therefor, Targacept shall reimburse Cornerstone for all out-of-pocket costs and reasonable expenses associated with the transfer of patent files and correspondence to Targacept’s patent counsel under this Section 6.1.

6.2 Division of Mixed Patents. Subsequent to the Effective Date, Targacept shall identify which of the pending patent applications included in the Mixed Patents, if any, it believes in good faith should be separated into discrete patent applications with (i) claims that apply exclusively in the Excluded Field and (ii) claims that apply exclusively in the Field, whether by filing divisionals, continuations, continuations-in-part or other like patent applications claiming priority to the applicable Mixed Patent). Promptly following such determination by Targacept, Cornerstone shall request SetPoint’s written concurrence with and agreement to such determination and Targacept and Cornerstone shall as soon as reasonably practicable thereafter implement such separation; provided that (i) in furtherance of identifying and implementing such separation, Cornerstone agrees to let Targacept instruct Cornerstone’s counsel and (ii) each Party shall pay its own costs and expenses (including the cost of its counsel) associated with identifying and implementing such separation. With respect to each Mixed Patent that is separated into discrete patent applications pursuant to this Section 6.2, upon consummation of such separation, the resulting patent application(s) with claims that apply exclusively in the Excluded Field shall thereupon become Excluded Field Patents and the resulting patent application(s) with claims that apply exclusively in the Field shall thereupon become Field Patents. Each Mixed Patent that has not been determined by Targacept to be separated into discrete patent applications pursuant to this Section 6.2 shall be and remain a Mixed Patent.

6.3 Prosecution and Maintenance of Field Patents and Mixed Patents.

(a) Prosecution and Maintenance.

(i) Following the Effective Date and subject to Feinstein’s rights with respect to the selection of patent counsel pursuant to Article 5.1 of the Feinstein License, (A) Targacept or any of its Affiliates or Sublicensees shall have the right, but not the obligation, to prepare, prosecute (including with respect to any interferences, oppositions, reissue proceedings, re-examinations and term extensions) and maintain the Field Patents at Targacept’s or such Affiliate’s or Sublicensee’s sole expense in such jurisdictions as Targacept or its Affiliate or Sublicensee shall determine in its sole discretion and (B) Cornerstone shall have the obligation to prepare, prosecute (including with respect to any interferences, oppositions, reissue proceedings, re-examinations and term extensions) and maintain the Mixed Patents at its sole expense.

(ii) With respect to the preparation and prosecution of each “Specified Outside Patent” (as defined as of the Effective Date in the SetPoint License), Targacept shall not include in such Specified Outside Patent any claim that applies in the Excluded Field (A) unless (1) the failure to include such claim would materially prejudice the prosecution of claims that apply in the Field or (2) either Cornerstone or, for so long as the SetPoint License is in force and effect, SetPoint shall have provided written consent and (B) without prior consultation with either Cornerstone or, for so long as the SetPoint License is in force and effect, SetPoint and without attempting to incorporate all reasonable comments thereof with respect to such claim.

(b) Cornerstone Support for Field Patents. Cornerstone shall provide, and shall cause its licensors, sublicensees and patent counsel to provide, information and assistance in connection with the prosecution and maintenance of the Field Patents as reasonably requested by Targacept or any of its Affiliates or Sublicensees, at Targacept’s or such Affiliate’s or Sublicensee’s reasonable expense.

(c) Communication.

(i) Field Patents. Targacept shall (A) direct its patent counsel to keep Cornerstone reasonably informed as to the status of Field Patents, (B) consult from time to time with Cornerstone concerning the prosecution of such Field Patents and (C) provide Cornerstone copies of all applications that are Field Patents and any other documents specifically relating to a Field Patent that Targacept files with or receives from any patent office and Targacept agrees that Cornerstone may provide such copies to Feinstein.

(ii) Mixed Patents. Cornerstone shall (A) direct its patent counsel to keep Targacept reasonably informed as to the status of Mixed Patents, (B) consult from time to time with Targacept concerning the prosecution of such Mixed Patents and (C) provide Targacept copies of any material documents specifically relating to the prosecution and maintenance of each Mixed Patent that Cornerstone files with or receives from any patent offices where such Mixed Patent is being prosecuted or maintained.

(d) Abandonment and Lapse. In the event that Targacept decides to abandon, or not to pursue in any Major Country or in Australia, Canada or China, the prosecution or maintenance of a Field Patent, Targacept shall provide Cornerstone with notice in a manner so as to provide Cornerstone with sufficient notice to allow Cornerstone to assume prosecution or maintenance of such Field Patent. If Cornerstone does assume filing, prosecution or maintenance of such Field Patent, such Field Patent shall no longer be a Licensed Patent. In the event that Cornerstone (or, for so long as SetPoint has the valid right to file, prosecute and maintain the applicable Mixed Patent, SetPoint) decides to abandon the prosecution or maintenance of a Mixed Patent, Cornerstone shall provide Targacept with notice in a manner so as to provide Targacept with sufficient notice to allow Targacept to assume, in its sole discretion, prosecution or maintenance of such Mixed Patent; provided that, for clarity, to the extent such Mixed Patent continues to be licensed by Feinstein to Cornerstone, Targacept shall retain all of its rights under this Agreement with respect to such Mixed Patent whether or not it assumes prosecution or maintenance thereof.

(e) Priority. Notwithstanding anything in this Agreement to the contrary, with respect to the prosecution and maintenance of any Field Patent, Targacept shall be entitled to give priority to any Licensed Product over any other compound or product.

6.4 Patent Term Extension. Targacept shall have the sole right to make all decisions in each country or jurisdiction in the world regarding patent term extensions for each Licensed Patent (other than [********] Patents) and each Licensed Product, including (a) in the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq., (b) outside of the United States pursuant to supplementary protection certificates and (c) anywhere in the world with respect to any other extensions that are now or become available in the future. Upon request by Targacept, Cornerstone shall timely implement, or cooperate in all reasonable respects in the timely implementation of, Targacept’s decisions under this Section 6.4.

6.5 Enforcement and Defense of Licensed Patents.

(a) Notification of Infringement. In the event that Cornerstone or Targacept becomes aware of (i) a suspected infringement (including a deemed infringement under the Drug Price Competition and Patent Term Restoration Act of 1984, as amended) of any Licensed Patent (an “Infringement”) or (ii) any challenge to a Licensed Patent, including any claim of invalidity or unenforceability of a Licensed Patent, then in each case, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.

(b) Targacept First Right for Field Patent Actions.

(i) Targacept (or, at Targacept’s election, any Affiliate or Sublicensee thereof) shall have the first right, but shall not be obligated, to bring an enforcement action, including for infringement, or to defend any action or proceeding alleging non-infringement of any Field Patent, or to defend against any action or proceeding alleging invalidity or unenforceability of any Field Patent (any of the foregoing, a “Field Patent Action”), at its own expense, in its own name and under its own direction and control, or settle any such Field Patent Action by sublicense or otherwise. The first right pursuant to this Section 6.5(b)(i) shall be subject to Feinstein’s rights as set forth in Article 5.5 of the Feinstein License.

(ii) Assistance by Cornerstone. Cornerstone shall assist Targacept (or any Affiliate or Sublicensee thereof) in all reasonable respects in any Field Patent Action if so requested by Targacept (or any Affiliate or Sublicensee thereof) and shall (i) join such Field Patent Action if reasonably requested by Targacept (or any Affiliate or Sublicensee thereof) or required by applicable law or (ii) require, if empowered by the applicable Third Party In-License, or otherwise use its best efforts to cause the owner of the applicable Field Patent to do the same.

(c) Cornerstone First Right for Mixed Patent Actions. Cornerstone shall have the first right, but shall not be obligated, to bring an enforcement action, including for infringement, or to defend any action or proceeding alleging non-infringement of any Mixed Patent, or to defend against any action or proceeding alleging invalidity or unenforceability of any Mixed Patent (any of the foregoing, a “Mixed Patent Action”), at its own expense, in its own name and under its own direction and control, or settle any such Mixed Patent Action by sublicense or otherwise. The first right pursuant to this Section 6.5(c) shall be subject to Feinstein’s rights as set forth in Article 5.5 of the Feinstein License.

(d) Step In Rights. If Targacept (and, if applicable, its Affiliates and Sublicensees), in the case of a Field Patent Action, or Cornerstone (or, for so long as SetPoint has the valid right to bring or defend the applicable Mixed Patent Action, SetPoint), in the case of a Mixed Patent Action, makes a final decision, documented in writing, not to bring or defend any action, then Targacept (in the case of a Field Patent Action) or Cornerstone (in the case of a Mixed Patent Action) shall notify the other Party and such other Party or any of its Affiliates, Third Party licensors or licensees (or (S)sublicensees) may, but shall not be obligated to, bring or defend such Field Patent Action or Mixed Patent Action (as the case may be, a “Patent Action”), at its own expense, in its own name and under its own direction and control.

(e) Participation. If Cornerstone or any of its Affiliates or licensees (or sublicensees) brings or defends any Field Patent Action in accordance with Section 6.5(d), or if Targacept or any of its Affiliates or licensees (or sublicensees) brings or defends any Mixed Patent Action in accordance with Section 6.5(d), the other Party (or any Affiliate or Sublicensee thereof) shall have the right to participate in such Patent Action with its own counsel at its own expense and without reimbursement hereunder. If such other Party (or any Affiliate or Sublicensee thereof) elects to so participate, the bringing or defending Party shall provide, or cause the enforcing entity to provide, the other Party (or any Affiliate or Sublicensee thereof) with an opportunity to consult regarding such Patent Action.

(f) Withdrawal. If either (i) Targacept (or any Affiliate or Sublicensee thereof) or (ii) Cornerstone or any of its Affiliates or licensees (or sublicensees) brings or defends a Patent Action under this Section 6.5 and subsequently ceases to pursue or defend or withdraws from such Patent Action, it shall promptly notify the other so that the other may exercise any rights available to it under the terms of this Section 6.5.

(g) Exclusion of [********] Patents. Notwithstanding anything in this Section 6.5 to the contrary, Targacept shall not have any (i) defense or enforcement rights with respect to the [********] Patents or (ii) obligation to pay any expenses of any kind (including prosecution, filing, issuance, maintenance, filing, defense and prosecution-related expenses) with respect to [********] Patents.

6.6 Prosecution, Maintenance, Enforcement and Defense of Excluded Field Patents. In the prosecution, maintenance, enforcement or defense of each Excluded Field Patent (or, if applicable, Licensed Patent), Cornerstone shall not and shall not permit any of its Third Party licensors or licensees (or sublicensees) to:

(a) take any action in the prosecution and maintenance of any Excluded Field Patent (or, if applicable, Licensed Patent) that it knows or should know has or would have a material adverse effect on the commercial exploitation of Licensed Products by Targacept or any Affiliate or Sublicensee thereof; or

(b) enter into any agreement that is inconsistent with this Section 6; or

(c) list any Excluded Field Patent (or, if applicable, Licensed Patent) in the Orange Book without providing Targacept at least [********] days advance notice.

6.7 Settlements and Recoveries in Patent Actions.

(a) Settlement. With respect to any Patent Action brought or defended by Cornerstone or any of its Affiliates, Third Party licensors or licensees (or sublicensees) as permitted by Section 6.5(d), no settlement of such Patent Action that restricts or may restrict the scope, or adversely affects or may adversely affect the validity or enforceability, of a Licensed Patent, or that does not include a full release of Targacept (and its directors, officers and employees) from any liability, may be entered into by Cornerstone or any Affiliate or licensee (or sublicensee) thereof (and Cornerstone shall not to consent to such a settlement) without the prior written consent of Targacept, not to be unreasonably withheld.

(b) Recoveries to Cover Costs. In the event that either Party exercises the rights conferred in this Section 6 and recovers any damages or other sums in a Patent Action or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including attorneys fees), unless such Party is expressly not entitled to reimbursement hereunder. If such recovery is insufficient to cover all such costs and expenses of both Parties, the controlling Party’s costs shall be paid in full first before any of the other Party’s costs. Each party seeking reimbursement under this Section 6.7(b) shall furnish promptly to the other Party appropriate documentation of its out-of-pocket costs and expenses incurred.

(c) Remaining Funds. If, after reimbursement pursuant to Section 6.7(b), any funds shall remain from such damages or other sums recovered, such funds shall be retained by the Party that controlled the Patent Action; provided, however, that (A) if Targacept is the Party that controlled such Patent Action, Targacept shall pay Cornerstone an amount equal to the royalties payable hereunder, if any, as if such remaining recovery were Net Sales, except that if amounts are owed Cornerstone pursuant to this clause (A), solely to the extent such recovery is expressly designated by the applicable court as including lost profits of Targacept, Cornerstone shall instead be entitled to receive a portion of such recovered lost profits in the same proportion as Targacept’s aggregate royalties paid or payable to Cornerstone hereunder on Net Sales of Licensed Products in the country in question during the four completed Calendar Quarters immediately preceding the date of such recovery twelve (12) full bears to Targacept’s profits with respect to the sale of the Licensed Product that gave rise to such Net Sales for the same period and (B) if Cornerstone is the Party that controlled such Patent Action, Cornerstone shall pay Targacept an amount equal to one-half of such remaining recovery. All payments under this Section 6.7(c) shall be due and payable within [********] days after the controlling Party’s receipt of any damages or other sums.

6.8 Escrow in Certain Circumstances.

(a) Deposit of Funds. With respect to each Licensed Product and each country, in any Patent Action in which a Third Party challenges the validity or enforceability of all (and not less than all) of the Valid Claims under the Licensed Patents in such country that would give rise to a Royalty Term (or a continued Royalty Term) in such country (including by way of interference, opposition, reissue proceeding or re-examination or in response to enforcement pursuant to this Section), then, beginning upon filing of such action or proceeding by a Third Party, [********] percent ([********]%) of all amounts that would otherwise be paid to Cornerstone under Sections 5.2 or 5.3 with respect to such Licensed Product for such country affected by such action or proceeding, shall be deposited in an interest bearing escrow account pursuant to a separate written escrow agreement signed by the Parties and a Third Party escrow agent until such time as all such Valid Claims expire, subject to Section 6.8(b).

(b) Release of Funds. All monies in any escrow account established pursuant to Section 6.8(a), together with all accrued interest, shall be (A) released to Targacept if all such Valid Claims are found invalid or unenforceable by a court of proper jurisdiction in a decision unappealable or unappealed within the time allowed for appeal, or (B) if at least one such Valid Claim is found not invalid and not unenforceable by a court of proper jurisdiction in such decision, after giving effect to Section 6.7, all monies in such escrow account, together with all accrued interest, shall be released to Cornerstone immediately.

6.9 Feinstein License. Solely to the extent any of the rights of Targacept pursuant to this Section 6 (including the rights to file, prosecute, maintain, enforce and defend Field Patents or, if applicable, Mixed Patents as provided in this Section 6) requires an assignment by Cornerstone of rights of Cornerstone arising under the Feinstein License (the “Requisite Assigned Rights”), Cornerstone hereby assigns the Requisite Assigned Rights to Targacept and its Affiliates and Sublicensees.

Section 7. Confidential Information; Non-Disclosure of Agreement; Use of Name.

7.1 Confidential Information. The Parties agree that Confidential Information shall be handled in accordance with the terms and conditions of the Confidentiality Agreement, subject to the terms of Sections 7.3, 7.4, 7.5 and 7.6; provided, however, that: (i) the purpose described in Section 1 of the Confidentiality Agreement is amended to include the performance of and exercise of rights under this Agreement; (ii) the term of the Confidentiality Agreement set forth in Section 8 thereof is hereby amended to end five (5) years after the expiration or termination of this Agreement; and (iii) in the event of any inconsistency between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall control. The terms of the Confidentiality Agreement, as amended hereby, are hereby incorporated in this Agreement by this reference.

7.2 Non-Disclosure of Agreement. Except as specifically authorized herein (including in Section 7.4), neither Party shall make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit any disclosure relating to, this Agreement or the transactions contemplated hereby, without the other Party’s prior written consent, provided that: (i) notwithstanding the foregoing, to the extent information regarding this Agreement or the transactions contemplated hereby has been publicly disclosed (or disclosed in a scientific or other conference) other than as a result of a breach of this Agreement, either Party may subsequently disclose the same information without the consent of the other Party; and (ii) nothing herein shall prevent: (A) either Party from, upon notice to and opportunity to review and comment by the other, making such public announcements as such Party’s legal obligations require, including under any federal or state securities laws and under any rule or regulation of any securities exchange or market on which such Party’s or any of its Affiliates’ securities are listed or quoted; provided that, for clarity, prior to the first filing with the United States Securities and Exchange Commission or other public announcement describing the terms of this Agreement and prior to each subsequent filing that includes material terms of this Agreement disclosed for the first time, the filing Party shall give the other Party a reasonable opportunity to review prior to submission and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought; or (B) Targacept from making any public comment, statement, or communication with respect to, or otherwise to disclose or to permit any disclosure relating to, any Licensed Product.

7.3 Confidential Information During Term of License. Cornerstone acknowledges and agrees that the Field Patents and the Licensed Know-How are valuable assets and, following the Effective Date and for so long as the License is in force and effect, shall be controlled by Targacept and constitute

Targacept’s Confidential Information, subject in the case of the Licensed Know-How only to SetPoint’s rights under the SetPoint License. Cornerstone agrees to use diligent efforts to cause SetPoint to treat the Licensed Know-How as Confidential Information of Targacept and not to make use of such information for its own purposes or for the benefit of any other Person, subject only to SetPoint’s rights in the Excluded Field under the SetPoint License.

7.4 Publications. Notwithstanding anything herein to the contrary, Targacept shall be free to present or publish any information, studies or data generated as a result of the research, development and commercialization of Licensed Products or other exploitation of the Licensed Intellectual Property by Targacept in the Field.

7.5 Confidential Information After Term of License. If the License is terminated in full for any reason, then the Licensed Intellectual Property shall no longer be deemed Confidential Information of Targacept.

7.6 Disclosure to Feinstein. Targacept acknowledges, notwithstanding the Confidentiality Agreement and Section 7.2, that this Agreement and information regarding the transactions contemplated hereby have been and will be made available by Cornerstone to Feinstein solely as and to the extent required by Article 3.1 of the Feinstein License.

7.7 Use of Name. Except as required by law (including any federal or state securities laws and under any rule or regulation of any securities exchange or market on which a Party’s or any of its Affiliates’ securities are listed or quoted), neither Targacept nor Cornerstone shall use the name or any insignia, symbol or logotype of the other in any advertising or promotional materials or public statement or press release without the prior consent of the other party.

Section 8. Covenants of Cornerstone.

8.1 Cornerstone Non-Competition Covenant. For a period of [********] years following the Effective Date, Cornerstone shall not, and shall ensure that its Affiliates do not, either directly or indirectly, research, develop, market, sell, manufacture, distribute or otherwise commercialize any product in the Restricted Field, or grant to a Third Party a license to any Patent Rights or Technology Controlled by Cornerstone or any of its Affiliates to research, develop, market, sell, manufacture, distribute or otherwise commercialize any product in the Restricted Field.

8.2 Acquisition Exemption for Non-Competition Covenants. The restriction in Section 8.1 shall not limit in any way the activities of any Person or group of Persons that acquires all or any part of the business of Cornerstone (through any acquisition of stock, assets, or otherwise) or any Affiliate of such acquiring Person(s) that is not an Affiliate of Cornerstone at the date of this Agreement, provided that such Person or group of Persons is engaged in substantial development or commercialization efforts in the Restricted Field on the date of such acquisition.

8.3 Prohibition Against Challenging the Licensed Patents. Without the consent of the other Party, neither Party nor any of its Affiliates shall challenge, or induce any Third Party to challenge, the validity or enforceability of the Licensed Patents, or any claim therein, or initiate or participate in any re-examination or other proceeding related to the validity, enforceability or patentability of any claim of the Licensed Patents before any tribunal or patent office. Notwithstanding the foregoing, nothing in this Agreement shall restrict either Party or its Affiliates from responding to a subpoena, process, or discovery requests in any litigation or administrative proceeding.

8.4 Prohibition re: Non-Feinstein Licensed Patents. Without the consent of Targacept, in no event shall Cornerstone or any of its Affiliates file, prosecute or maintain any Licensed Patent (other than the Feinstein Licensed Patents) that includes any claim that applies outside the Field.

8.5 Notification of Third Party Inventions. Cornerstone agrees that, if after the Effective Date any Third Party to an agreement listed on Schedule 9.1 hereto notifies Cornerstone that an invention or other intellectual property was made, conceived or created under such agreement or with respect to a Cornerstone Compound, Cornerstone shall provide notice to Targacept within [********] days of receiving such notice and, if Targacept requests, cooperate in all reasonable respects, at Targacept’s reasonable cost, to cause such invention or other intellectual property to become Licensed Intellectual Property.

Section 9. Warranties; Limitations of Liability; Indemnification.

9.1 Cornerstone Representations, Warranties and Covenants. Cornerstone covenants, represents and warrants to Targacept that as of the Effective Date:

(a) Cornerstone is a corporation duly organized, validly existing and in good standing under the laws of state or jurisdiction in which it is incorporated, and it has full right and authority to enter into this Agreement and to grant the licenses and other rights to Targacept as herein described.

(b) This Agreement has been duly authorized by Cornerstone by all requisite corporate action and, when executed and delivered, shall become a valid and binding contract of Cornerstone enforceable against Cornerstone in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement do not conflict with any other agreement, contract, instrument, or understanding, oral or written, to which Cornerstone is a party, or by which it is bound, nor does such execution, delivery and performance of this Agreement violate any law applicable to Cornerstone.

(d) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by Cornerstone in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(e) The Patent Rights listed on (i) Exhibit A constitute, to Cornerstone’s knowledge after due inquiry of Feinstein, all of the Feinstein Licensed Patents as of the Effective Date, (ii) Exhibit B constitute all Patent Rights (other than the Feinstein Licensed Patents) Controlled by Cornerstone or any of its Affiliates, or in which Cornerstone or any of its Affiliates has any ownership, license, sublicense, covenant not to sue, option or other interest, in each case as of the Effective Date that are necessary or reasonably useful to make, use, sell, offer to sell, import or otherwise exploit any product in the Primary Field, (iii) Exhibit C constitute all of the Excluded Field Patents as of the Effective Date and (iv) the Mixed Patents listed on Exhibit A constitute all of the Licensed Patents licensed by Cornerstone to SetPoint and such license is limited to the Excluded Field. To Cornerstone’s knowledge, all claims included in the issued Licensed Patents are, and, upon issuance, all claims included in the pending Licensed Patents will be, valid and enforceable. No written claim has been made to Cornerstone or, to Cornerstone’s knowledge, to Feinstein or any Third Party (except by a patent examiner during prosecution of the patent application(s) that resulted in any such issued Licensed Patent), and no action or proceeding has been commenced or, to Cornerstone’s knowledge, threatened, alleging to the contrary of the preceding sentence. Except as provided on Schedule 9.1, no Licensed Patent (other than the Feinstein Licensed Patents) and, to Cornerstone’s knowledge, no Feinstein Licensed Patent has ever been the subject of litigation, an interference, an opposition, a reissue proceeding, a re-examination or other like action or proceeding. To Cornerstone’s knowledge, the conception and reduction to practice of the inventions claimed in or covered by the Licensed Patents (the “Inventions”) have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party. To Cornerstone’s knowledge, there has been no infringement or threatened infringement by any Third Party of any Licensed Patents. Cornerstone has the right to enforce the Licensed Patents. No rights or licenses are required under Patent Rights or Technology Controlled by Cornerstone or, to Cornerstone’s knowledge, under any Third Party Patent Rights or Technology for Targacept or its Affiliates or Sublicensees to exploit Licensed Products in the Field other than those granted herein.

(f) Each Cornerstone Compound is a “Product” (as defined in the Feinstein License). The “Research Term” (as defined in the Feinstein License) has expired; there is no further research being conducted under the Feinstein License; and there is no pending or, to Cornerstone’s knowledge, planned publication with respect to research previously conducted thereunder or otherwise with respect to any Cornerstone Compound.

(g) To Cornerstone’s knowledge, all filings or actions required to be made or taken by Cornerstone or any of its Affiliates, or by Feinstein, with any government agency or authority to secure and maintain title to each Invention and each Licensed Patent have been timely made or taken.

(h) Cornerstone is the sole and exclusive owner of and Controls all right, title and interest in and to the Licensed Intellectual Property, other than the Feinstein Licensed Patents and Feinstein Know-How, and is entitled to grant the License and other rights with respect thereto specified herein. To Cornerstone’s knowledge after due inquiry of Feinstein, except as provided on Schedule 9.1, Cornerstone is the sole and exclusive licensee of and Controls all right, title and interest in and to the Feinstein Licensed Patents and Feinstein Know-How, subject only to the rights in the Excluded Field Patents and Mixed Patents granted by Cornerstone to SetPoint in the Excluded Field under the SetPoint License and the rights in the [********] Patents granted by Feinstein to third parties outside the Field, and Cornerstone is entitled to grant the License and other rights with respect thereto specified herein. There are no Licensed Patents to which Cornerstone is a non-exclusive licensee in the Field (subject to the rights of the U.S. government under the Feinstein License). None of the Licensed Intellectual Property is subject to any lien, security interest, encumbrance or claim of ownership by any Third Party, other than Feinstein’s claim of ownership of the Feinstein Licensed Patents and Feinstein Know-How.

(i) There are no claims, judgments or settlements against or amounts with respect thereto owed by Cornerstone or any of its Affiliates (or SetPoint) relating to the Licensed Intellectual Property, and, to Cornerstone’s knowledge, Targacept’s exploitation of Licensed Products under this Agreement will not infringe the Patent Rights or misappropriate other intellectual property rights of any Third Party. The grant, use or practice of the License shall not trigger any payment obligation by Cornerstone or any of its Affiliates to any Third Party, other than to Feinstein under the Feinstein License. The only Third Party In-License (including, for clarity, agreements whereby a Third Party Controls Patent Rights and Technology licensed to Targacept hereunder) is the Feinstein License.

(j) Neither Cornerstone nor, to its knowledge, Feinstein is in breach of the Feinstein License and the Feinstein License is in full force and effect. Cornerstone has not received notice that it is in breach of its obligations under the Feinstein License. To the knowledge of Cornerstone, there is no basis for a claim that it is or was in breach of its obligations under the Feinstein License. No term or provision of this Agreement constitutes or gives rise to, or shall constitute or give rise to, a breach of the Feinstein License.

(k) Neither Cornerstone nor, to its knowledge, SetPoint, is in breach of the SetPoint License, and the SetPoint License is in full force and effect. Cornerstone has not received notice that it is in breach of its obligations under the SetPoint License. To the knowledge of Cornerstone, there is no basis for a claim that it is or was in breach of its obligations under the SetPoint License, nor is there any basis for a claim that SetPoint is or was in breach of its obligations under the SetPoint License. No term or provision of this Agreement constitutes or gives rise to, or shall constitute or give rise to, a breach of the SetPoint License.

(l) True, complete and correct copies of the Feinstein License and the SetPoint License have been provided or made available to Targacept prior to the Effective Date. Targacept will not have any financial obligations under the Feinstein License or the SetPoint License. Except for the Feinstein License, there is no other agreement to which Cornerstone is a party that would impose any obligations on Targacept’s exploitation of Licensed Products in the Field.

(m) There is no pending action or proceeding alleging, nor has Cornerstone received any written communication alleging, that the manufacture, use, sale, offer for sale, importation, performance, research, development, commercialization or other exploitation of any Licensed

Intellectual Property or Licensed Product has infringed or misappropriated, or will infringe or misappropriate, any Patent Rights or other intellectual property rights of any Third Party.

(n) Cornerstone has not previously granted to any Third Party any licenses, sublicenses, covenants not to sue or any other rights under the Licensed Intellectual Property in or outside the Field, except for the licenses granted to SetPoint in the Excluded Field pursuant to the SetPoint License.

(o) To Cornerstone’s knowledge and except as provided on Schedule 9.1: (i) Kevin J. Tracey, M.D. and the other individuals named as inventors in the respective Licensed Patents (collectively, the “Inventors”) are the only persons who contributed to either the conception or first reduction to practice of the corresponding Inventions; and (ii) Feinstein has secured a valid and binding written assignment to each Invention from each Inventor. Cornerstone has no reason to believe that any of the named inventors in the respective Licensed Patents has granted, purported to grant or agreed to grant any right or license to any Invention or any of the Licensed Patents to any Third Party.

(p) The Licensed Patents are being diligently prosecuted in the United States Patent and Trademark Office and equivalent foreign patent offices in accordance with all applicable laws and regulations. The Licensed Patents have been filed and maintained properly and correctly in all material respects and all applicable fees have been paid on or before the deadline for payment. In respect of the pending United States patent applications included in the Licensed Patents, (i) Cornerstone has presented all relevant prior art of which it and, to its knowledge, the Inventors, have knowledge to the relevant patent examiner at the United States Patent and Trademark Office and (ii) no action has been taken in the prosecution thereof to give priority to claims directed to the Excluded Field over claims directed to the Field.

(q) Cornerstone has made available to Targacept prior to the Effective Date true, complete and correct copies of all information in its possession or Control as of the Effective Date regarding any or all of the safety, tolerability, potency or efficacy of Licensed Products or the validity and enforceability of the Licensed Patents.

(r) All works of authorship and all other materials subject to copyright protection included in Licensed Know-How are original and were either created by Cornerstone employees within the scope of their employment or are otherwise works made for hire, or all right, title and interest in and to such materials have been legally and fully assigned and transferred to Cornerstone, and all rights in all inventions and discoveries, made, developed or conceived by any employee or independent contractor of Cornerstone during the course of employment (or other retention) by Cornerstone and relating to or included in Licensed Know-How or that are the subject of one or more Licensed Patents have been or will be assigned in writing to Cornerstone.

(s) Cornerstone owns the Material and has the full power and right to provide the Material to Targacept without violating the terms of any agreement or arrangement with any Third Party. Cornerstone has provided to Targacept prior to the Effective Date a complete and correct copy of the agreement pursuant to which the Material was manufactured and provided to

Cornerstone. To the knowledge of Cornerstone, the supplier of the Material is not in violation or breach of or default under the agreement pursuant to which the Material was manufactured and provided to Cornerstone. To Cornerstone’s knowledge, the Material: (i) has been manufactured in accordance with applicable written specifications and all applicable laws; and (ii) at the time of delivery to Targacept or its designee, will not be adulterated or misbranded within the meaning of the U.S. Federal Food, Drug and Cosmetic Act and other applicable laws. To Cornerstone’s knowledge, no process, procedure or material used in the manufacture of Material delivered to Targacept hereunder infringed the Patent Rights other intellectual property rights of a Third Party. Neither Cornerstone nor, to Cornerstone’s knowledge, the Material supplier nor any personnel of any of the foregoing who participated in the manufacture of the Material has been debarred or is subject to debarment pursuant to Section 306 of the U.S. Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 335a, or is the subject of a conviction described in such section (or under any analogous provisions of applicable laws outside the United States).

(t) Except as provided on Schedule 9.1 hereto, no Cornerstone Compound has been provided by Cornerstone in any quantity at any time prior to the Effective Date to any Third Party. No Third Party to any agreement listed on Schedule 9.1 hereto has notified Cornerstone that an invention or other intellectual property was made, conceived or created under such agreement or with respect to a Cornerstone Compound.

(u) The intellectual property licensed and rights granted to Cornerstone pursuant to the License Agreement between Cornerstone and Feinstein effective July 1, 2001, as may have been amended thereafter, do not include any patent rights or technology necessary to develop, commercialize or otherwise exploit any Licensed Product, except and to the extent that such Licensed Product contains [********] (or a [********]), or [********] (or a [********]), or an [********] (or a [********]) or other [********] that [********] any of the foregoing.

(v) All information, documentation and other materials furnished or made available by Cornerstone upon the request of Targacept during Targacept’s period of diligence prior to the Effective Date are true, complete and correct copies of what they purport to be.

9.2 Targacept Representations and Warranties. Targacept represents and warrants to Cornerstone that as of the Effective Date:

(a) Targacept is a corporation duly organized, validly existing and in good standing under the laws of state in which it is incorporated, and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described.

(b) This Agreement has been duly authorized by Targacept by all requisite corporate action and, when executed and delivered, shall become a valid and binding contract of Targacept enforceable against Targacept in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement do not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Targacept is a party, or by which it is bound, nor does such execution, delivery and performance of this Agreement violate any law applicable to Targacept.

(d) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by Targacept in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

9.3 Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NONE OF CORNERSTONE, TARGACEPT, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN ANY FORM RELATING TO THE PARTIES, THE TRANSACTIONS CONTEMPLATED HEREBY, THE LICENSED PATENTS, THE LICENSED KNOW-HOW, OR THE LICENSED PRODUCTS. ANY REPRESENTATION OR WARRANTY OTHER THAN THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT IS HEREBY EXPRESSLY DISCLAIMED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR (II) THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE LICENSED PRODUCTS.

NO OFFICER, DIRECTOR, AGENT, EMPLOYEE, OR REPRESENTATIVE OF CORNERSTONE HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS OR WARRANTIES NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT. TARGACEPT ACKNOWLEDGES THAT CORNERSTONE DOES HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON.

9.4 Acknowledgments. Targacept acknowledges that [********] Cornerstone that (i) all of the research and development work of Cornerstone with respect to the Licensed Intellectual Property, including with respect to the Cornerstone Compounds, was [********] by which [********], (ii) [********] of all of [********] in connection with [********], (iii) [********] for the [********], and (iv) [********] in the [********] and that such [********] in the [********]. Cornerstone acknowledges that [********] any of the foregoing.

9.5 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, EXCEPT WITH RESPECT TO A BREACH OF SECTION 7, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE,

STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY; PROVIDED THAT, FOR CLARITY, THIS SECTION 9.5 SHALL NOT BE DEEMED TO LIMIT EITHER PARTY’S OBLIGATION UNDER SECTION 9.6, IF APPLICABLE, TO INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY FROM AND AGAINST “LOSSES” ACTUALLY PAID BY SUCH OTHER PARTY TO THIRD PARTIES.

IN NO EVENT SHALL TARGACEPT OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS OR REPRESENTATIVES BE LIABLE TO CORNERSTONE, ANY OF ITS AFFILIATES OR ANY THIRD PARTY (INCLUDING FEINSTEIN AND SETPOINT) FOR ANY DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL OR OTHER DAMAGES ARISING IN ANY RESPECT OUT OF (1) THE PREPARATION, NEGOTIATION OR CONSUMMATION OF EITHER THE AMENDMENT TO THE FEINSTEIN LICENSE EXECUTED ON OR ABOUT THE EFFECTIVE DATE OR THE AMENDMENT TO THE SETPOINT LICENSE EXECUTED ON OR ABOUT THE EFFECTIVE DATE OR (2) ANY ACT, OMISSION, DEFAULT OR NEGLECT TAKEN OR OMITTED IN GOOD FAITH (INCLUDING THE MAKING OF ANY DECISION OR DETERMINATION) IN CONNECTION WITH THE EXERCISE OF TARGACEPT’S RIGHTS UNDER SECTION 6, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILTY, AGENCY OR ANY OTHER LEGAL OR EQUITABLE THEORY.

9.6 Indemnification.

(a) Targacept Indemnity. Targacept hereby agrees to indemnify and hold Cornerstone and its Affiliates, each of their respective employees, directors, agents and contractors, and each of their respective successors, heirs and assigns and representatives (“Cornerstone Indemnitees”) harmless from and against all claims, liabilities, damages, expenses (including reasonable attorneys’ fees), suits, proceedings, losses or judgments, whether for money or equitable relief, of any kind (collectively, “Losses”), except to the extent subject to indemnification by Cornerstone pursuant to Section 9.6(b), arising from (i) the manufacture, use, sale, offer for sale, importation, performance, research, development, commercialization or other exploitation of any Licensed Products by or for Targacept or any of its Affiliates or Sublicensees, (ii) any breach of any representation, warranty or covenant of Targacept under this Agreement, or (iii) any act or omission by a Targacept Indemnitee that constitutes gross negligence, recklessness, or willful misconduct.

(b) Cornerstone Indemnity. Cornerstone hereby agrees to indemnify and hold Targacept and its Affiliates, each of their respective employees, directors, agents and contractors, and each of their respective successors, heirs and assigns and representatives (“Targacept Indemnitees”) harmless from and against all Losses arising from (i) any breach of any representation or warranty of Cornerstone under this Agreement, (ii) any breach of any covenant of Cornerstone under this Agreement, (iii) the manufacture, use, sale, offer for sale, importation, performance, research, development, commercialization or other exploitation of any Targacept Returned Product by or for Cornerstone or any of its Affiliates or Sublicensees (or licensees), (iv) the manufacture, use, sale, offer for sale, importation, performance, research, development, commercialization or other exploitation of any product or service in the Excluded Field, (v) any breach by Cornerstone of the Feinstein License or other Third Party In-License, (vi) any breach by Cornerstone or SetPoint of the SetPoint License or (vii) any act or omission by a Cornerstone Indemnitee that constitutes gross negligence, recklessness, or willful misconduct.

(c) Indemnification Procedure.

(i) A claim to which indemnification applies under Section 9.6(a) or Section 9.6(b) shall be referred to herein as a “Claim.” If any Person (each, an “Indemnitee”) intends to claim indemnification under this Section 9.6, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be a Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of such Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings and otherwise by the Indemnitee. If the Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee may defend such Claim, with the fees and expenses to be paid by the Indemnitor, but shall have no obligation to do so. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to the terms of the Confidentiality Agreement.

(ii) The Indemnitee shall not settle or compromise any Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise any Claim in any manner that would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld.

9.7 Insurance.

(a) Targacept shall procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of Targacept’s performance under this Agreement: (i) comprehensive general liability, including indemnification obligations and other contractual liability, in a minimum amount of $[********] combined single limit per occurrence and in the aggregate; (ii) before the commencement of clinical trials involving any Licensed Product, clinical trials coverage in a minimum amount of $[********] combined single limit per occurrence and in the aggregate; and (iii) prior to the first commercial sale of the first Licensed Product, product liability coverage, in a minimum amount of $[********] combined single limit per occurrence and in the aggregate, with the coverage provided for in clauses (ii) and (iii) to remain in force during the term of this Agreement and for at least [********] years thereafter.

(b) Cornerstone shall procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of Cornerstone’s performance of this Agreement: (i) comprehensive general liability, including indemnification obligations and other contractual liability, in a minimum amount of $[********] combined single limit per occurrence and in the aggregate; (ii) before the commencement of clinical trials involving any Targacept Returned Product, clinical trials coverage in a minimum amount of $[********] combined single limit per occurrence and in the aggregate; and (iii) prior to the first commercial sale of the first Targacept Returned Product, product liability coverage, in a minimum amount of $[********] combined single limit per occurrence and in the aggregate, with the coverage provided for in clauses (ii) and (iii) to remain in force during the term of this Agreement and for at least [********] years thereafter. With respect to each Targacept Returned Product, all rights and licenses granted by Targacept to Cornerstone shall be expressly subject to and conditional on compliance by Cornerstone with this Section 9.7(b).

9.8 Bayh-Dole. Cornerstone shall ensure that Feinstein takes all actions in the future necessary under the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 USC §§200-212, as amended (the Bayh-Dole Act), as well as any regulations promulgated pursuant thereto, to secure ownership of all Feinstein Patent Rights for Feinstein, including complying with all reporting requirements as set forth in 37 C.F.R. 401.14 and in the funding agreement between the U.S. government (or the National Institutes of Health) and Feinstein.

Section 10. Term, Termination and Survival.

10.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue until the expiration of the Product Royalty Term for the last Licensed Product, subject to Section 5.5(b).

10.2	Termination based on Certain Events.

(a) Termination for Failure to Timely Complete the Preclinical Milestone. If Targacept does not complete the Preclinical Milestone within the applicable period for completion set forth in Section 4.1(b)(i), as such period may be extended or eliminated as set forth therein, then, subject to Section 4.1(b)(ii), Cornerstone may terminate immediately this Agreement, but must do so, if at all, within [********] days after first having such termination right.

(b) Material Default. Subject to Section 10.2(c), either Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event of any default in the performance by such other Party of any of such other Party’s material obligations under this Agreement that has not been cured within [********] days ([********] business days in the case of a payment breach) after written notice thereof is given by the non-defaulting Party to the defaulting Party specifying the nature of the alleged default; provided that, except in the case of a payment breach, if the defaulting Party has during such [********]-day period commenced and diligently continued conducting activities designed to cure such default but such cure is not possible during such [********]-day period, the defaulting Party shall have an additional [********] days in which to cure such default.

(c) Disputed Default. If the defaulting Party disputes in good faith the existence or materiality of a default specified in a notice provided by the non-defaulting Party pursuant to Section 10.2(b), and the defaulting Party provides notice to the non-defaulting Party of such dispute within the [********] day ([********] days in the case of a payment breach) cure period , the non-defaulting Party shall not have the right to terminate this Agreement unless and until the existence of such material default or failure by the defaulting Party has been determined in accordance with Section 11.7 and the period(s) set forth in Section 10.2(b) have expired without a cure. It is understood and agreed that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

10.3 Termination for Convenience by Targacept. Targacept may terminate this Agreement in full for any reason effective upon thirty (30) days prior written notice to Cornerstone.

10.4 Insolvency.

(a) Licensor Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee (including the License) are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code (the “Intellectual Property”). The Parties agree that Licensee, as a licensee of the Intellectual Property under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event a case is commenced by or against the Licensor under the Bankruptcy Code and the Licensor rejects this Agreement pursuant to Section 365 of the Bankruptcy Code, including the right of the Licensee to elect under Section 365(n)(l)(B) to retain all of the its rights and licenses granted by Licensor that are in existence immediately before the commence of such case, including any rights granted to the Licensee with respect to any patents that issue on any patent applications pending at the time of commencement of such case or any then-existing rights with respect to patents issued, or works of authorship protected, under the law of any foreign jurisdiction.

(b) Liquidation of a Party. Either Party may terminate this Agreement, or the rights and licenses of the other Party under this Agreement, upon written notice to such other Party given at any time upon or after:

(i) the appointment of a receiver, supervisor or liquidator for all or substantially all of the property of such other Party or a money judgment against such other Party which remains unsatisfied for more than [********] days after entry of judgment and such judgment has not been appealed;

(ii) the institution of any proceedings for the liquidation or winding up of the business of such other Party or for the termination of its corporate existence; or

(iii) such other Party files a petition in bankruptcy, or enters into an agreement with its creditors, makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within 30 days or takes any equivalent or similar action in consequence of debt in any jurisdiction.

10.5 Effects of Certain Terminations. Upon termination of this Agreement by Cornerstone pursuant to Section 10.2 or Section 10.4 or by Targacept pursuant to Section 10.3, the following provisions shall apply.

(a) The License shall terminate, and Section 2.2(c) shall survive.

(b) Within [********] days after Cornerstone’s written request (if accompanied by a written representation certifying as to its compliance with Section 9.7(b)), Targacept shall: (i) grant to Cornerstone a worldwide, paid-up (except as set forth in Section 10.5(c)), irrevocable (unless Cornerstone shall cease to comply with Section 9.7(b)), exclusive (even as to Targacept) license, with right to further sublicense to the same extent, and subject to the same conditions, as the License pursuant to Section 2.2, to any Technology generated by, and any Patent Rights filed or obtained by, Targacept prior to such termination that (A) relate solely to a Cornerstone Compound and (B) are necessary or reasonably useful to make, use, sell, offer to sell, import or otherwise exploit any pharmaceutical or medicinal item, substance or formulation that is comprised of or contains such Cornerstone Compound (each, a “Targacept Returned Product”) in the Cornerstone Restricted Field, such license to be solely to make, use, sell, offer to sell, import or otherwise exploit, or to perform services that utilize, Targacept Returned Products in the Cornerstone Restricted Field; and (ii) provide to Cornerstone, at Cornerstone’s expense, one (1) copy (in electronic form, if available) of all reports and documents in Targacept’s or its Affiliates’ possession as of the effective date of such termination of this Agreement to the extent that such reports and documents solely describe or solely contain any data with respect to such Cornerstone Compound. “Cornerstone Restricted Field” means all fields of use, but excluding, with respect to each Cornerstone Compound, all fields and indications in or for which Targacept would not be permitted, or would not have the unrestricted right, to develop such Cornerstone Compound, or would not be permitted to, or would not have the unrestricted right to, commercialize (or make, use or sell) such Cornerstone Compound under any of (i) Targacept’s Collaboration and License Agreement with AstraZeneca AB dated December 3, 2009, as may be amended from time to time, (ii) Targacept’s Collaborative Research and License Agreement with AstraZeneca AB dated December 27, 2005, as amended and as may be further amended from time to time, (iii) Targacept’s Product Development and Commercialization Agreement with SmithKline Beecham Corporation (d/b/a GlaxoSmithKline) and Glaxo Group Limited, as may be amended from time to time, or (iv) any other collaboration, alliance, licensing, corporate partnering or other arrangement entered into after the Effective Date by Targacept or any Affiliate thereof.

(c) With respect to each Targacept Returned Product (or, for clarity, corresponding Cornerstone Compound) subject to Section 10.5(b) for which for which Targacept has initiated human clinical development prior to such termination of this Agreement:

(i) Cornerstone shall pay royalties to Targacept on Net Sales of the Targacept Returned Product by Cornerstone or any Sublicensee (or licensee) in accordance with Section 5.4 of this Agreement; and

(ii) within [********] days after receipt of a written request from Cornerstone (accompanied by a written representation certifying as to its compliance with Section 9.7(b)), Targacept shall assign to Cornerstone all regulatory filings made by Targacept or any of its Affiliates solely for such Targacept Returned Product; provided that Targacept shall have and retain a right of reference to each such regulatory filing.

10.6 Return of Confidential Information. Within [********] days following termination of this Agreement for any reason, (a) each Party shall return all Confidential Information of the other Party in such Party’s possession, and (b) except where this Agreement is terminated by Targacept under Section 10.2(b) or Section 10.4(b), Targacept shall return all of the Licensed Know-How delivered to Targacept pursuant to Section 3.1, including all reproductions and copies thereof in any medium (except that Targacept may retain one copy for its legal files).

10.7 Right to Sell-Off Inventory. Upon termination of this Agreement for any reason, should Targacept have any inventory of any Licensed Products, Targacept shall have [********] months thereafter in which to dispose of such inventory (subject to the payment to Cornerstone of any amounts due Cornerstone with respect to the Net Sales of such inventory hereunder).

10.8 Survival. In addition to the consequences set forth in Section 10.5, if applicable, the following provisions shall survive: (i) expiration or termination of this Agreement for any reason: Sections 2.3(a), 2.3(b)(ii), 2.3(g), 2.5, 4.2(b), 4.2(c), 5.4, 5.5(a), 5.5(b) (penultimate sentence only), 5.6, 6.5 (solely to the extent that any action or proceeding was instituted before any such termination or expiration), 6.7 (solely to the extent that any action or proceeding was instituted before any such termination or expiration), 6.8, 9.3, 9.4, 9.5, 9.6,

9.7, 11.1, 11.2, 11.4, 11.5, 11.6, 11.7, 11.8, 11.10, 11.11, 11.12, 11.13 and 11.14; Sections 7 and 10; and, for purposes of interpreting any of the foregoing sections, all other sections referenced in such section, and Section 1); and (ii) termination of this Agreement by Targacept pursuant to Section 10.2 or Section 10.4, Section 2.1, 2.2(a), 2.3(c), 2.3(d), 2.3(e), 2.3(f), 2.4, 6.2, 6.3, 6.4(a), 6.4(b), 6.4(e), 6.5, 6.6(d), 6.7, 6.8, 8.1 and 8.2. Expiration or termination of this Agreement for any reason shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration or preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, subject to Section 11.7, with respect to any breach of this Agreement prior to the effective date of such termination or expiration.

Section 11. General Provisions.

11.1 Performance by Contract Service Providers. The Parties recognize that Licensee or its Sublicensees may perform some or all of its obligations under this Agreement through contract service providers such as manufacturers, clinical research organizations, and similar Third Parties that customarily provide services to, or conduct research with or for, companies in the pharmaceutical industry. Licensee or its Sublicensees may engage such providers and may permit such companies to utilize the intellectual property licensed by Licensor hereunder to the extent necessary for such providers to provide services or research directly related to Licensee’s or any of its Sublicensee’s manufacture, use, sale, offer for sale, importation, performance, research, development, commercialization or other exploitation of any Licensed Products.

11.2 Assignment. Except as set forth in Section 2.2 and Section 11.1, neither this Agreement nor any rights or performance hereunder may be assigned, transferred or delegated by either Party without the other Party’s advance written consent (not to be unreasonably withheld or delayed), except that: (i) a Party may assign this Agreement in its entirety (a) to the bona fide successor to all or substantially all of the business of such Party (whether by merger, consolidation, asset transfer or similar transaction) to which this Agreement relates or (b) to an Affiliate of such Party, provided in each case that the assigning Party provides written notice to the other Party of such assignment and such assignee agrees in writing to be bound hereunder to the same extent as such assigning Party; (ii) Targacept may assign this Agreement in its entirety, or assign, transfer or delegate any of its rights or performance hereunder, to a Sublicensee; and (iii) Cornerstone may delegate its performance under Sections 6.3(a)(i)(B)), 6.3(c)(ii) and 6.5(c) to SetPoint for so long as the SetPoint License remains in effect; provided, in the case of clause (ii) or clause (iii), the delegating Party, if applicable, provides written notice to the other Party of such delegation and such delegatee agrees in writing to be bound hereunder with respect to such obligation to the same extent as such delegating Party. Any assignment, transfer, or delegation in violation of this Section 11.2 shall be void ab initio. This Agreement shall inure to the benefit of, and be binding upon, the legal representatives, successors, and permitted assigns of the Parties.

11.3 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement if such failure or delay results from causes beyond the reasonable control of the affected Party, potentially including fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other Party; provided that the Party affected shall promptly notify the other of the force majeure condition and shall exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as practicable. Force majeure does not apply to any obligations for the timely payment by the Parties of amounts due unless banks are closed due to the force majeure event, and then delay will be excused only for the period of time that the banks are so closed.

11.4 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use diligent efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practicable, implement the purposes of this Agreement.

11.5 Amendment; Waiver. This Agreement may not be modified, amended or rescinded, in whole or part, except by a written instrument signed by the Parties; provided that any waiver granted by one Party in favor of the other shall be enforceable if in a writing signed by the Party to be charged with the waiver. No delay or omission by either Party hereto in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

11.6 Notices. Except as otherwise provided herein, all notices and other communications provided for hereunder shall be in writing, shall specifically refer to this Agreement, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be deemed to have been sufficiently given for all purposes when received or, if earlier, (a) three (3) business days after being mailed by first class certified or registered mail, postage prepaid, (b) the next business day after being sent by nationally recognized overnight courier for next business day delivery, in each case with all charges prepaid, (c) upon being personally delivered, or (d) made by telecopy or facsimile transmission with confirmed receipt:

If to Targacept, to:	Targacept, Inc.
Attn: SVP, Business and Commercial Development
200 East First Street, Suite 300
Winston Salem, NC 27101-4165
Telephone: 336-480-2100
Telecopier: 336-480-2285

With a copy to (which shall not constitute notice):	Targacept, Inc.
Attn: General Counsel
200 East First Street, Suite 300
Winston Salem, NC 27101-4165
Telephone: 336-480-2100
Telecopier: 336-480-2103

If to Cornerstone, to:	Cornerstone Therapeutics Inc.
Attn: Chief Financial Officer
1255 Crescent Green Drive, Suite 250
Cary, NC 27518
Telephone: (919) 678-6514
Telecopier: (919) 678-6599

With a copy to (which shall not constitute notice):	Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.
Attn: David B. Clement
2500 Wachovia Capitol Center
Post Office Box 2611
Raleigh, NC 27602-2611
Telecopier: (919) 821-6800

11.7 Dispute Resolution. Disputes arising under or in connection with this Agreement shall be resolved pursuant to this Section 11.7; provided, however, that in the event a dispute cannot be resolved without an adjudication of the rights or obligations of a Third Party (other than any Parties’ Affiliates or any Cornerstone Indemnitee or Targacept Indemnitee identified in Sections 9.6(a) or 9.6(b), as applicable), the dispute procedures set forth in this Section 11.7 shall be inapplicable as to such dispute.

(a) In the event of a dispute between the Parties, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within [********] days, either Party may, by written notice to the other, have such dispute referred to each of the Parties’ respective chief executive officers or his or her designee (who shall be a senior executive), who shall attempt in good faith to resolve such dispute by negotiation and consultation for a [********] day period following receipt of such written notice.

(b) In the event the Parties’ chief executive officers (or designees) are not able to resolve such dispute, either Party may pursue all rights and remedies it may have at law or in equity, subject to Section 11.7(c).

(c) The state or federal courts located within the State of North Carolina shall have exclusive jurisdiction over any and all disputes between the Parties, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the Parties consent to and hereby submit to the exclusive jurisdiction of such courts. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The Parties agree that the exclusive choice of forum set forth in this Section 11.7(c) does not prohibit the enforcement of any judgment, whether obtained in that forum or any other appropriate forum, in any other jurisdiction.

11.8 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by and construed in accordance with the laws of North Carolina, without regard to its conflicts of law provisions, provided that any dispute relating to the scope, validity, enforceability or infringement of any Patent Rights or other intellectual property rights shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent Rights or other right applies.

11.9 Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

11.10 Relationship of the Parties; Third Party Beneficiaries. Each Party is an independent contractor of the other Party under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Cornerstone and Targacept as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder (except for Targacept Indemnitees other than Targacept and Cornerstone Indemnitees other than Cornerstone, in each case solely for purposes of Section 9.6).

11.11 Entire Agreement. This Agreement (along with the Exhibits attached hereto) contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes and replaces any and all previous arrangements and understandings (other than the Confidentiality Agreement), whether oral or written, between the Parties with respect to the subject matter hereof [********].

11.12 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

11.13 Waiver of Rule of Construction; Interpretation. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement and to amendments to the Feinstein License and SetPoint License executed on or about the Effective Date. Accordingly, the rule of construction that any ambiguity in this Agreement (or any ambiguity resulting from such amendments to the Feinstein License and SetPoint License) shall be construed against the drafting party shall not apply, regardless of which Party was generally responsible for the preparation of this Agreement (or such amendments to the Feinstein License and SetPoint License). Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” (or “includes without limitation”). The term “or” is used in this Agreement in the inclusive sense (and/or). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement. References to any Section includes the broader Section of which such Section is a part and the narrower subsections that are part of such Section (e.g., a section numbered “Section 2.2” would be part of “Section 2,” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”)

11.14 Execution of Agreement; Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be original signatures for all purposes.

[signature page follows]

[Signature Page to Exclusive License Agreement]

IN WITNESS WHEREOF, the Parties have caused this Exclusive License Agreement to be executed by their respective duly authorized officers as of the respective dates set forth below.

TARGACEPT, INC.

By:	/s/ Jeffrey P. Brennan
Name:	Jeffrey P. Brennan
Title:	Sr. Vice President, Business & Commercial Development & Chief Business Officer

Date:	8/3/2010

CORNERSTONE THERAPEUTICS INC.

By:	/s/ Craig A. Collard
Name:	Craig A. Collard
Title:	President and CEO

Date:	8/2/2010

EXHIBIT A

Field Patents

[********]

[********]Patents

[********]

Mixed Patents

[********]

EXHIBIT B

[********]

EXHIBIT C

[********]